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Marriott International, Inc.

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Marriott INTERNATIONAL

2018

Proxy Statement

Notice of Annual Meeting of Stockholders

Friday, May 4, 2018

Marriott INTERNATIONAL

Proxy Statement Notice of Annual Meeting of Shareholders Friday, May 4, 2018

Letter from our Chairman and Chief Executive Officer

April 4, 2018

LETTER FROM OUR CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER

Dear Stockholder:

2017 was an exciting year of moving forward, as we worked to integrate the Starwood acquisition and continued to innovate in our business. In our 2017 Letter to stockholders, which is included in the accompanying Annual Report, we discuss the Company’s performance strategy and outlook for the future. However, we highlight below a few items that we believe would be of particular interest to you.

Business Highlights

In 2017, reported earnings per share increased 37 percent. Our unit growth remained strong, our development pipeline increased, and our loyalty programs reached 110 million members. We announced a joint venture with Chinese e-commerce giant Alibaba; now offer mobile check-in at more than 6,000 hotels worldwide; and reached terrific deals for co-branded credit cards that should produce valuable benefits for our guests, owners and Marriott.

Diversity, Inclusion and Social Responsibility

We continue to strive to deliver outstanding financial results for our stockholders, but we also recognize the importance of working to make a difference in the communities where we do business. With hotels located in 127 different countries and territories across 30 brands, diversity and inclusion are integral to how we do business, for both our associates and our guests. We are in the business of welcoming everyone, from all walks of life, wherever they are coming from and wherever they are going. The hospitality values we’ve embraced over the past nine decades make our Company great. We work to make the world a little bit more tolerant, peaceful, and welcoming.

We are committed to building a more sustainable future. In 2017, we launched Serve 360, our social impact and sustainability initiative designed to foster business growth and enhance our sustainability efforts while balancing the needs of associates, customers, owners, the environment and communities. Guided by the United Nations’ Sustainable Development Goals, Marriott’s Serve 360 guides the Company’s commitment and delivers positive results through four priority areas:

•	Nurture Our World – Advancing the resiliency and development of our communities.

•	Sustain Responsible Operations – Reducing the Company’s environmental impacts, sourcing responsibly and building and operating sustainable hotels.

•	Empower Through Opportunity – Helping people prepare for jobs in the hospitality industry.

•	Welcome All & Advance Human Rights – Creating a safe and welcoming world for associates and travelers alike.

Incorporating these environmental and social initiatives has a direct impact on our profits. As a global corporate citizen, we have a responsibility and unique opportunity to be a force for good in all aspects of our business – from helping to reduce carbon and water use to providing our associates with human trafficking awareness training. We recognize that how we do business is as important as the business that we do.

Stockholder Engagement

Stockholder engagement is also a key focus for our Company. We emphasize transparency in our approach to stockholder communications and seek out engagement and feedback from current and prospective stockholders on corporate strategy, executive compensation, and corporate governance. We value an open dialog and exchange of ideas. In a survey of investors completed in 2017, respondents noted that Marriott provides clear and consistent

Letter from our Chairman and Chief Executive Officer

communications, is candid about the opportunities and potential risks to its business, effectively manages investor and analyst expectations, promptly responds to questions and requests for information, and is available at conferences, investor meetings, and Analyst Days. In 2017, we met with over 300 institutional investors.

Governance Practices

Our success is rooted in good governance. Members of our Board of Directors are committed, offer diverse experiences and skills, and provide valuable feedback and guidance that position us for success. The Board draws on the depth of experience of long time members while welcoming new skills and insights from new members. We have welcomed 6 new Board members in the past 5 years. Our Board is actively engaged in the company’s strategy, supports our approach to environmental and social initiatives, and embraces good governance.

•	The positions of Chairman of the Board and Chief Executive Officer are separate with J.W. Marriott, Jr. serving as Executive Chairman and Chairman of the Board, and Arne M. Sorenson serving as President and CEO.

•	The Board has an independent Lead Director, Lawrence W. Kellner, who also is the Chairman of our Nominating and Corporate Governance Committee.

•	Eleven of our 14 director nominees are independent, and the Audit, Compensation Policy, and Nominating and Corporate Governance committees are composed solely of independent directors.

•	The Board membership is diverse and includes four women, four minorities, and individuals with varied business backgrounds.

•	The Company also has a mandatory retirement age of 72 for Board members, which has proven to be a very effective tool for Board refreshment over the years.

•	The Company has a market-standard proxy access right.

Meeting Information

We hope you can join us at our upcoming Annual Stockholders Meeting. The meeting will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on Friday, May 4, 2018, beginning at 11:00 a.m. Doors to the meeting will open at 10:30 a.m.

There is a lot of excitement at Marriott today. We are embracing change as never before while remaining true to our culture and commitment to excellence, to the benefit of our guests, owners, associates, communities, and stockholders. Thank you for your support and joining us on this journey.

Sincerely,

J.W. “Bill” Marriott, Jr. Executive Chairman and Chairman of the Board	Arne M. Sorenson President and CEO

Corporate Headquarters and Mailing Address    ❖    10400 Fernwood Road    ❖    Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Friday May 4, 2018 11:00 a.m.

Place:	JW Marriott Hotel 1331 Pennsylvania Avenue, N.W. Washington, D.C. 20004

How to Vote Your Shares (see pages 68 – 73 for details)

BY TELEPHONE	VIA THE INTERNET	BY MAIL

To Our Stockholders:

The 2018 annual meeting of stockholders of Marriott International, Inc. (“we,” “us,” “our,” “Marriott,” or the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on Friday, May 4, 2018, beginning at 11:00 a.m. Doors to the meeting will open at 10:30 a.m. At the meeting, stockholders will act on the following matters:

1.	Election of each of the 14 director nominees named in the proxy statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018;

3.	An advisory vote to approve executive compensation;

4.	Approval of proposed amendments to the Company’s Restated Certificate of Incorporation and Bylaws to provide holders of 25% of Company stock the right to call special meetings;

5.	A stockholder resolution to allow holders of 15% of Company stock to call special meetings;

6.	A stockholder resolution recommending implementation of a simple majority voting standard in our governance documents;

7.	A stockholder resolution requesting a report on the Company’s policies and goals for pay equity based on gender, race and ethnicity; and

8.	Any other matters that may properly be presented at the meeting.

Record Date: Stockholders of record at the close of business on March 12, 2018, are entitled to notice of and to vote at this meeting.

Distribution Date: This proxy statement is first being made available to our stockholders on or about April 4, 2018.

For the convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, stockholders may elect to receive future stockholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Bancroft S. Gordon

Secretary

April 4, 2018

PLEASE REFER TO THE LAST PAGE OF THIS PROXY STATEMENT FOR DIRECTIONS TO THE MEETING AND

INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

1	Proxy Statement Summary

8	Items to be Voted On

8	Item 1 – Election of Directors

8	Item 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

9	Item 3 – Advisory Vote to Approve Executive Compensation

9	Item 4 – Approval of Proposed Amendments to the Company’s Restated Certificate of Incorporation and Bylaws to Provide Stockholders the Right to Call Special Meetings

12	Item 5 – A Stockholder Resolution to Allow Stockholders to Call Special Meetings

14	Item 6 – A Stockholder Resolution Recommending Implementation of a Simple Majority Voting Standard in our Governance Documents

16	Item 7 – A Stockholder Resolution Requesting a Report on the Company’s Policies and Goals for Pay Equity Based on Gender, Race and Ethnicity

19	Corporate Governance

19	Board Leadership Structure

19	Selection of Director Nominees

21	Nominees to our Board of Directors

28	Board Meetings and Attendance

28	Governance Principles

28	Director Independence

29	Committees of the Board

32	Compensation Committee Interlocks and Insider Participation

32	Meetings of Independent Directors

32	Risk Oversight

32	Stockholder Communications with the Board

32	Code of Ethics and Business Conduct Guide

33	Audit Committee Report and Independent Auditor Fees

33	Report of the Audit Committee

33	Pre-Approval of Independent Auditor Fees and Services Policy

34	Independent Registered Public Accounting Firm Fee Disclosure

35	Executive and Director Compensation

35	Report of the Compensation Policy Committee

35	Compensation Discussion and Analysis

47	Executive Compensation Tables and Discussion

59	Director Compensation

62	Securities Authorized for Issuance under Equity Compensation Plans

63	Stock Ownership

63	Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

65	Section 16(a) Beneficial Ownership Reporting Compliance

66	Transactions with Related Persons

67	Policy on Transactions and Arrangements with Related Persons

68	Questions and Answers About the Meeting

73	Householding

73	Other Matters

A-1	Exhibit A

B-1	Exhibit B

2018 Proxy Statement	i

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all information you should consider. Please read the entire Proxy Statement carefully before voting.

Voting matters and the recommendations of the Board of Directors (the ”Board”)

Item		Board recommends	Reasons for recommendation	See page
1.	Election of Directors	✓ FOR	The Board and its Nominating and Corporate Governance Committee believe the 14 Board nominees possess the skills, experience, and background to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	8
2.	Ratification of appointment of independent registered public accounting firm	✓ FOR	Based on the Audit Committee’s assessment of Ernst & Young LLP’s qualifications and performance, the Board believes their retention for fiscal year 2018 is in the best interests of the Company.	8
3.	Advisory vote to approve executive compensation	✓ FOR	The Board believes that the Company’s current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our Named Executive Officers (“NEOs”) with those of stockholders.	9
4.	Approval of Proposed Amendments to the Company’s Restated Certificate of Incorporation and Bylaws to provide holders of 25% of Company stock the right to call special meetings	✓ FOR	The Board believes that the proposed amendment addresses the concerns raised by some stockholders by striking the appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests.	9
5.	Stockholder resolution to allow holders of 15% of Company stock to call special meetings	X AGAINST	The Board believes that this proposal is adequately addressed in the Board’s own proposal to provide that right to stockholders (see Item 4. above).	12
6.	Stockholder resolution recommending implementation of a simple majority voting standard in our governance documents	X AGAINST	A majority of votes cast is already the voting standard for uncontested director elections. The approval of two-thirds of outstanding shares is required only for fundamental changes to the Company’s corporate governance. The Board notes that this proposal has been rejected by stockholders on the three previous occasions that it was presented.	14
7.	Stockholder resolution requesting a report on the Company’s policies and goals for pay equity based on gender, race and ethnicity	X AGAINST	The Company has a long-standing and widely recognized commitment to workforce diversity and equality and the Board therefore believes the requested report is unnecessary.	16

2018 Proxy Statement	1

Proxy Statement Summary

Our director nominees

See “Corporate Governance – Nominees to Our Board of Directors” for more information.

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name Occupation	Age*	Director since	Independent	Committee memberships
				AC	CPC	FC	NCGC	CFE	EC

J.W. Marriott, Jr. Executive Chairman, Marriott International, Inc.	86	1964	No						C

Mary K. Bush President, Bush International, LLC	70	2008	Yes	F	M

Bruce W. Duncan Chairman of the Board, First Industrial Realty Trust, Inc.	66	2016	Yes			M

Deborah Marriott Harrison Global Officer, Marriott Culture and Business Councils	61	2014	No			M		M

Frederick A. Henderson Former Chairman and CEO, SunCoke Energy, Inc.	59	2013	Yes	C F

Eric Hippeau Managing Partner, Lerer Hippeau	66	2016	Yes		M

Lawrence W. Kellner President, Emerald Creek Group, LLC	59	2002	Yes			M	C		M

Debra L. Lee Chairman and Chief Executive Officer, BET Networks	63	2004	Yes				M	C

Aylwin B. Lewis Former Chairman, Chief Executive Officer and President, Potbelly Corporation	63	2016	Yes	F

George Muñoz Principal, Muñoz Investment Banking Group, LLC	66	2002	Yes	F				M

Steven S Reinemund Former Dean of Business, Wake Forest University	70	2007	Yes		C		M		M

W. Mitt Romney Executive Partner and Group Chairman, Solamere Capital LLC	71	2012	Yes			C

Susan C. Schwab Professor, University of Maryland School of Public Policy	63	2015	Yes		M	M

Arne M. Sorenson President and Chief Executive Officer, Marriott International, Inc.	59	2011	No					M	M

* Ages AC:	as of May 4, 2018 Audit Committee	C Chair	M Member	F Financial Expert and Member
CPC:	Compensation Policy Committee
FC:	Finance Committee
NCGC:	Nominating and Corporate Governance Committee
CFE:	Committee for Excellence
EC:	Executive Committee

2	Marriott International, Inc.

Proxy Statement Summary

Corporate governance highlights

See “Corporate Governance” for more information.

Independent Board and Board committees

• Chairman and CEO positions separate since 2012; Lead Director appointed in 2013

• Eleven of 14 director nominees are independent

• Audit, Compensation Policy, and Nominating and Corporate Governance committee members are independent

• We conduct annual Board and committee evaluations

• We have a mandatory retirement age of 72 for all directors except for J.W. Marriott, Jr.

• We have robust director orientation and continuing education programs for directors

• All Audit Committee members are financially literate and are audit committee financial experts

• Our Compensation Policy Committee uses an independent compensation consultant

Progressive stockholder rights

• Directors are elected by majority vote in uncontested elections • All directors are elected annually • Our bylaws provide for proxy access by stockholders • We have a confidential voting policy

Strong stockholder support on say-on-pay

At the Company’s 2017 Annual Meeting, stockholders again expressed substantial support for the compensation of our NEOs with approximately 98% voting for approval of the “Say-on-Pay” advisory proposal relating to our 2016 NEO compensation.

Active stockholder engagement

During fiscal year 2017, management met with over 300 institutional investors at conferences, investor meetings and at our Security Analyst Meeting.

2018 Proxy Statement	3

Proxy Statement Summary

Executive compensation matters

2017 was an extraordinary year for Marriott as we made great progress on the integration of our recently acquired subsidiary, Starwood Hotels & Resorts WorldWide, LLC (“Starwood”), capturing significant property and corporate overhead cost synergies while also increasing our worldwide RevPAR Index, which measures performance against our competitors. We rapidly grew our combined loyalty programs which now exceed 110 million members and reached deals for co-branded credit cards that will produce valuable benefits for the Company, our guests, and our owners.

And our financial and operating performance was strong: EPS grew by 37%; we exceeded our target adjusted EPS performance measure under our annual cash incentive program; and we returned over $3.5 billion to stockholders in the form of share repurchases and dividends. Strong room growth continued with a new record of more than 460,000 rooms in our development pipeline and over 1.25 million rooms open in 127 countries and territories. We also entered into a joint venture with Alibaba that will help create true end-to-end travel services for Chinese customers. Finally, we achieved record-setting associate engagement compared to external benchmarks, and were recognized as one of the Fortune Best Companies to Work for in 2017 for the 20th consecutive year.

How We Tie Pay to Performance

We believe that there should be a strong correlation between executive pay and Company performance. Our executive compensation program is designed to maintain this alignment, while also protecting the Company against inappropriate risk-taking and conflicts among the interests of the Company, its stockholders and its executives. With these goals in mind, the Compensation Policy Committee has implemented an executive compensation program that consists of the following key components:

4	Marriott International, Inc.

Proxy Statement Summary

Focus on Performance-Based Awards

The following charts1 show the percentage breakdown of target total direct compensation between performance-based (target annual incentive, PSUs and SARs) and other compensation (base salary, RSUs and other) for 2017.

Majority of Compensation is Equity

The following charts1 show the percentage breakdown of target total direct compensation among base salary, target annual incentive, and target annual equity compensation.

[1]	These charts exclude pay for Mr. Marriott.

2018 Proxy Statement	5

Proxy Statement Summary

Alignment Between Company Performance and Annual Realizable Pay

The following graph shows the historical alignment between Company performance (measured as total stockholder return (“TSR”)) and average annual Realizable Pay (as defined below) of the CEO over 3-year rolling periods.

*	Realizable Pay is the sum of salary paid, annual incentive earned, bonus and balances of stock awards granted over each 3-year period (including supplemental stock awards). Stock award balances are valued at the end of the 3-year period and include the “in-the-money” value of SARs, and the value of PSUs (valued assuming target performance) and RSUs granted during the 3-year period. TSR reflects both stock price appreciation and reinvested dividends. The 3-year TSR rolling percentage is determined using 60-day average opening and closing prices.

6	Marriott International, Inc.

Proxy Statement Summary

Executive Compensation and Best Practices

Consistent with our commitment to executive compensation best practices, the Company continued the following NEO compensation practices for 2017:

✓ What We Do

• Executive compensation is strongly linked to the Company’s operating and financial performance

• The Compensation Policy Committee reinforces its commitment to long-term performance through robust stock ownership requirements that discourage excessive risk-taking to achieve short-term returns. NEOs are subject to stock ownership requirements and must retain 50% of the net after-tax shares received under any equity awards until they satisfy this requirement

• NEOs are subject to compensation clawback requirements that can be triggered by either an accounting restatement or by improper conduct

• The Compensation Policy Committee follows a rigorous process in determining NEO pay, including detailed review of multiple short- and long-term performance factors and market compensation information

• The Company emphasizes long-term pay and performance alignment by having long-term equity represent the largest component of target total direct compensation (approximately 60-65% of total) and by delivering half of equity awards to the CEO in the form of three-year Performance Share Units

• The Compensation Policy Committee oversees and reviews an annual compensation risk assessment

• The Compensation Policy Committee is composed solely of independent members of the Board and retains an independent compensation consultant

• We provide only “double trigger” change in control benefits

• The Company provides stockholders with an annual vote to approve, on a non-binding, advisory basis, the compensation of the NEOs

✗ What We Do Not Do

• We do not have employment contracts

• We do not offer defined benefit pension plans or supplemental executive retirement plans

• We do not provide tax gross-ups

• We do not have executive severance plans

• We do not provide “single trigger” change in control benefits

• We do not reprice options or SARs without stockholder approval, nor do we buy out underwater options or SARs

• We do not allow associates or directors to engage in hedging or derivative transactions related to Marriott securities

• We do not allow NEOs to hold Company stock in margin accounts or pledge such stock as collateral for loans

• We do not pay or accrue dividends or dividend equivalents on unvested or unexercised equity awards

2018 Proxy Statement	7

Items to be Voted On

ITEMS TO BE VOTED ON

ITEM 1 – Election of Directors

All of our directors are standing for election at the 2018 annual meeting and, if elected, each director will hold office for a term expiring at the 2019 annual meeting of stockholders or until his or her successor is elected or appointed and qualified.

The following 14 current directors of the Company have been nominated for re-election as a director:

J.W. Marriott, Jr.	Eric Hippeau	Steven S Reinemund
Mary K. Bush	Lawrence W. Kellner	W. Mitt Romney
Bruce W. Duncan	Debra L. Lee	Susan C. Schwab
Deborah M. Harrison	Aylwin B. Lewis	Arne M. Sorenson
Frederick A. Henderson	George Muñoz

You can find information on the director nominees beginning on page 21.

Ability to Serve

Each of the director nominees has consented to being named in this proxy statement and to serve if elected. However, if before proxies are voted at the annual meeting any of the nominees should become unable to serve or will not serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

Voting Standard for Election

The Company’s Amended and Restated Bylaws (“Bylaws”) prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director.

In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2018 annual meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision promptly thereafter.

The Board recommends a vote FOR each of the 14 director nominees.

ITEM 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018. Ernst & Young LLP, a registered public accounting firm, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to stockholders on the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s fiscal years 2017 and 2016 fees beginning on page 33. Although the Audit Committee has discretionary authority to appoint the independent auditors, the Board is seeking stockholder ratification of the appointment of the independent auditors as a matter of good corporate governance. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

8	Marriott International, Inc.

Items to be Voted On

ITEM 3 – Advisory Resolution to Approve Executive Compensation

We are asking stockholders to approve a non-binding advisory resolution on the compensation of our Named Executive Officers (“NEOs”), as disclosed in this proxy statement.

Although the resolution, commonly referred to as a “say-on-pay” resolution, is non-binding, our Board of Directors and Compensation Policy Committee value your opinions and will consider the outcome of the vote when making future compensation decisions. After consideration of the vote of stockholders at the 2017 annual meeting of stockholders and consistent with the Board’s recommendation, the Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and accordingly, after the 2018 annual meeting, the next advisory vote on the compensation of our NEOs is expected to occur at our 2019 annual meeting of stockholders.

We urge you to read the Compensation Discussion and Analysis (“CD&A”) beginning on page 35 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 47 through 59 which provide detailed information on the compensation of our NEOs.

The Board believes that our current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our NEOs with those of stockholders.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2018 annual meeting:

RESOLVED, that the stockholders of Marriott International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders.

The Board recommends that you vote FOR approval of the advisory resolution on executive compensation.

ITEM 4 – Approval of Proposed Amendments to our Restated Certificate of Incorporation and Bylaws Allowing Stockholders to Call Special Meetings of the Stockholders

Our Board of Directors has unanimously adopted, and recommends that our stockholders approve, amendments to our Restated Certificate of Incorporation (the “Certificate”) and Bylaws to allow one or more stockholders owning shares representing at least 25% of the voting power of all outstanding shares of Class A common stock of the Company who comply with all of the requirements set forth in our Bylaws to require the Company to call a special meeting of the stockholders (the “Company’s Special Meeting Proposal”). Stockholders do not presently have the right to call a special meeting of the stockholders. The relevant sections of the Certificate and the Bylaws, which are substantially similar to each other, are attached as Exhibit A. This summary of the proposed amendments to the Certificate and the Bylaws is qualified in its entirety by reference to Exhibit A.

The Company’s Special Meeting Proposal

If the Company’s Special Meeting Proposal is approved by stockholders and becomes effective (as described below), the Certificate and the Bylaws will be amended to provide that the Company is required to call a special meeting of the stockholders upon the written request of one or more stockholders who:

•	own shares representing at least 25% of the voting power of all outstanding shares of Class A common stock of the Company; and

•	comply with the other requirements and procedures for stockholder-requested special meetings set forth in the Bylaws from time to time, including the requirements and procedures to be adopted by the Board through the Additional Special Meeting Bylaw Amendments (as defined below).

The Board unanimously recommends that you vote “FOR” the Company’s Special Meeting Proposal.

2018 Proxy Statement	9

Items to be Voted On

Purpose and Effect of the Company’s Special Meeting Proposal

The Company’s Special Meeting Proposal is a result of the Board’s ongoing review of our Governance Principles and a review of the policies and preferences of certain of our significant stockholders, as well as a review of the stockholder proposal included in Item 5 below (the “Stockholder Special Meeting Proposal”). In developing the Company’s Special Meeting Proposal, the Board (including all members of the Nominating and Corporate Governance Committee) carefully considered the implications of amending our Certificate and Bylaws to grant stockholders the right to require the Company to call a special meeting.

The Board believes that the Company’s Special Meeting Proposal strikes an appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests. The Board recognizes that providing stockholders the ability to call special meetings is viewed by some stockholders as an important corporate governance practice. However, special meetings of the stockholders can be potentially disruptive to business operations and to long-term stockholder interests and can cause the Company to incur substantial expenses. Accordingly, the Board believes that the proposed 25% threshold for calling special meetings of the stockholders will help provide that these meetings are extraordinary events. In addition, the Board believes that stockholder-called special meetings should not be held in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting. The Board would continue to have the ability to call special meetings of the stockholders in other instances when, in the exercise of their fiduciary obligations, they determine it is appropriate.

The Board determined to include a 25% threshold in the Company’s Special Meeting Proposal based on several factors. First, the Company maintains robust governance practices that promote Board accountability, including a market-standard proxy access right that permits stockholders to include their director nominees in the Company’s proxy statement and majority voting in uncontested director elections, with a resignation policy mandating that directors who fail to receive the required majority vote tender their resignation for consideration by the Board. Second, the Company considered benchmarking against other public companies and the Company’s direct peers, which indicated that the 25% threshold is lower than or the same as the most prevalent special meeting threshold adopted by those companies.

In light of these considerations, the Board, upon recommendation of the Nominating and Corporate Governance Committee, adopted resolutions declaring it advisable to amend the Certificate and Bylaws in accordance with this proposal and unanimously resolved to submit these amendments, which comprise the Company’s Special Meeting Proposal, to our stockholders for consideration and to recommend that stockholders vote “FOR” the Company’s Special Meeting Proposal.

Overview of Related Changes to the Bylaws

If the Company’s Special Meeting Proposal is approved by the stockholders and the Certificate is filed with the Secretary of State of the State of Delaware, the Board expects to further amend the Bylaws to specify the procedures for stockholder-called special meetings, substantially in the form attached as Exhibit B. Set forth below is a summary of the amendments the Board expects to adopt (the “Additional Special Meeting Bylaw Amendments”). This summary of the Additional Special Meeting Bylaw Amendments is qualified in its entirety by reference to Exhibit B.

Information Provisions

The Additional Special Meeting Bylaw Amendments would require any stockholder or beneficial owner seeking to require that the Company call the special meeting or soliciting other stockholders to support a call for the special meeting to provide information to the Company including, but not limited to (i) a description of the business (including the identity of nominees for election as a director, if any) proposed to be acted on at the meeting, (ii) the date of signature of each requesting stockholder (or duly authorized agent) submitting the special meeting request, (iii) the name and address of each stockholder submitting the special meeting request, as they appear on the Company’s books, (iv) information, representations and agreements required by the Bylaws with respect to any director nominations or other business proposed to be presented at the special meeting, and as to each stockholder or beneficial owner submitting the special meeting request, other than stockholders or beneficial owners who have provided such request solely in response to any form of public solicitation for such requests, and (v) documentary evidence of ownership of shares of Class A common stock of the Company as of the date the request was signed and any additional information reasonably requested by the Company. If the special meeting request relates to any director nominations, the Additional Special Meeting Bylaw Amendments would require the special meeting request to provide additional information that is required under existing Section 3.15 of the Bylaws.

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Ownership Provisions

The Additional Special Meeting Bylaw Amendments would clarify that the 25% ownership threshold is based on a “net long” ownership definition. Under the “net long” definition, a person would be deemed to “own” only those outstanding shares of Class A common stock of the Company as to which the person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, which terms may be further defined in the Bylaws from time to time. The Board believes a “net long” definition of ownership is appropriate so that only stockholders with full and continuing economic interest and voting rights in our Class A common stock should be entitled to require that the Company call a special meeting.

Additional Provisions

The Additional Special Meeting Bylaw Amendments would set forth certain procedural requirements that the Board believes are appropriate to avoid duplicative or unnecessary special meetings. Under these provisions, a special meeting request would not be valid if it:

•	relates to an item of business that is not a proper subject for stockholder action under, or that involves a violation of, applicable law;

•	relates to an item of business that is the same as or substantially similar to any item of business that was presented at a meeting of stockholders occurring within 90 days preceding the earliest dated request for a special meeting;

•	is delivered during the period commencing 90 days prior to the first anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting of stockholders; or

•	does not comply with the requirements pertaining to special meeting requests set forth in the Bylaws.

The Additional Special Meeting Bylaw Amendments would state that, if stockholders who requested a special meeting revoke the request or cease to own at least 25% of the voting power of all outstanding shares of Class A common stock of the Company at all times between the date the special meeting request was received by the Company and the date of the applicable stockholder-requested special meeting, the Board would have the discretion to cancel the special meeting of the stockholders if there are no longer valid unrevoked written requests satisfying the 25% threshold.

The Additional Special Meeting Bylaw Amendments would specify that the business to be transacted at a stockholder-requested special meeting would be limited to the business stated in the valid special meeting request received by the Company and any additional business that the Board determines to include in the notice for such special meeting.

The Stockholder Proposal

As described below in Item 5, the Company has been notified that a stockholder intends to present a proposal for consideration at the Annual Meeting that also addresses stockholders’ ability to call special meetings of the stockholders. Although the Company’s Special Meeting Proposal and the Stockholder Special Meeting Proposal concern the same subject matter, the terms and effects of each proposal differ. Stockholders may vote on both the Company’s Special Meeting Proposal and the Stockholder Special Meeting Proposal, and approval of one proposal is not conditioned on approval or disapproval of the other proposal. Among the differences between the Company’s Special Meeting Proposal and the Stockholder Special Meeting Proposal are the following:

•	For the reasons discussed above, the Board provided in the Company’s Special Meeting Proposal that one or more stockholders who own shares representing at least 25% of the voting power of all outstanding shares of Class A common stock of the Company can require the Company to call a special meeting of the stockholders. The Stockholder Special Meeting Proposal requests that holders of an aggregate of 15% net long ownership of our outstanding common stock be given the power to call a special meeting of the stockholders, but does not specifically address why it believes that a 15% threshold is appropriate at the Company.

•	The Company’s Special Meeting Proposal is binding. If stockholders approve the Company’s Special Meeting Proposal, our Certificate and Bylaws will be amended, thereby providing stockholders who comply with the Bylaws the right to have the Company call a special meeting of the stockholders. In contrast, the Stockholder Special Meeting Proposal is not binding; approval of the Stockholder Special Meeting Proposal requests that the Board consider the matter but does not amend either the Certificate or the Bylaws.

•	If the Company’s Special Meeting Proposal is approved, the Board intends to adopt the Additional Special Meeting Bylaw Amendments setting forth procedures for stockholders to request a special meeting of the stockholders. The Stockholder Special Meeting Proposal does not address such terms.

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Neither the Company’s Special Meeting Proposal nor the Stockholder Special Meeting Proposal affect the Board’s existing authority to call special meetings of stockholders.

You should carefully read the descriptions of each proposal, and the Company’s statement in opposition to the Stockholder Special Meeting Proposal, in considering both proposals.

Additional Information

The Company’s Special Meeting Proposal is binding. If stockholders approve the Company’s Special Meeting Proposal by the requisite vote, we will file the amended and restated Certificate with the Secretary of State of the State of Delaware shortly following the annual meeting to incorporate the approved amendments. The amended and restated Certificate and the corresponding Bylaw amendments will become effective upon acceptance of the filing by the Secretary of State of the State of Delaware. In connection with the approval of this proposal and the filing of the amended and restated Certificate, our Board expects to approve the Additional Special Meeting Bylaw Amendments described above.

If stockholders do not approve the Company’s Special Meeting Proposal by the requisite vote, then the amended and restated Certificate will not be filed with the Secretary of State of the State of Delaware, the Bylaws will not be amended, the Additional Special Meeting Bylaw Amendments will not be adopted by the Board and our stockholders will not have the ability to require the Company to call a special meeting of stockholders. Approval of the Company’s Special Meeting Proposal is not conditioned on approval or disapproval of the Stockholder Special Meeting Proposal, which means that the foregoing effects of approval or disapproval of the Company’s Special Meeting Proposal are not affected by approval or disapproval of the Stockholder Special Meeting Proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the approval of proposed amendments to our Certificate and Bylaws allowing stockholders to call special meetings of the stockholders.

ITEM 5 – Stockholder Resolution to Allow Holders of 15% of Company Stock to Call Special Meetings of the Stockholders

Myra K. Young (the “proponent”) of 9295 Yorkship Ct, Elk Grove, CA 95758 (the beneficial owner of 75 shares of our Class A common stock), has advised the Company that she plans to present the following proposal at the annual meeting. If properly presented at the annual meeting by or on behalf of the proponent, the Board of Directors unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows.

The Proponent’s Proposal

ITEM 5 – Special Shareholder Meetings

RESOLVED:

The shareholders of Marriott International Inc. (‘MAR’ or ‘Company’) hereby request the Board of Directors take the steps necessary to amend our bylaws and each appropriate governing document to give holders with an aggregate of 15% net long of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our Board’s current power to call a special meeting.

SUPPORTING STATEMENT:

Delaware law allows 10% of company shares to call a special meeting. A shareholder right to call a special meeting is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

Shareholder rights to act by written consent and to call special meetings are two complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Both are

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associated with increased governance quality and shareholder value. Our Company provides no right for shareholders to act by written consent or to call a special meeting.

Currently, 64% of S&P 500 companies have adopted company bylaws, articles of incorporation, or charter provisions to allow shareholders to call a special meeting. More than half of all S&P 1500 companies allow shareholders this right.

This proposal topic won majority votes last year at CVS Health, Salesforce.com, NETGEAR, and United Rentals. It may be possible to adopt this proposal by simply incorporating this text into our governing documents:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 15% net long of the entire capital stock of the Corporation issued and outstanding and entitled to vote.”

We urge the Board to join in the mainstream of major U.S. companies and establish a right for shareholders owning 15% of our outstanding common stock to call a special meeting.

Please vote for: Special Shareowner Meetings – Item 5

Board Response

The Board will oppose this proposal if it is properly presented at the 2018 annual meeting and recommends a vote AGAINST this proposal for the following reasons:

The Board recommends that stockholders vote “AGAINST” this proposal because it is unnecessary and not in the best interests of the Company or its stockholders in light of the Company’s Special Meeting Proposal set forth in Item 4, which would amend the Certificate and Bylaws to allow one or more stockholders who own shares representing at least 25% of the voting power of all outstanding shares of Class A common stock of the Company to require the Company to call a special meeting of stockholders.

The Board believes that the stockholder proposal does not strike an appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests. The Board recognizes that providing stockholders the ability to request special meetings is viewed by some stockholders as an important corporate governance practice. However, the Board believes that a small minority of stockholders should not be entitled to utilize the mechanism of special meetings for their own interests, which may not be shared more broadly by stockholders of the Company. For this reason, the Board believes that the 25% ownership threshold in the Company’s Special Meeting Proposal is more appropriate than the 15% threshold in this stockholder proposal. Based on benchmarking against other public companies and the Company’s direct peers, the 25% ownership threshold in the Company’s Special Meeting Proposal is lower than or the same as the most prevalent special meeting threshold adopted by those companies.

In addition, special meetings of the stockholders can be potentially disruptive to business operations and to long-term stockholder interests and can cause the Company to incur substantial expenses. Accordingly, the Board believes that special meetings of the stockholders should be extraordinary events. Likewise, the Board believes that stockholders should not be able to call special meetings in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting.

This stockholder proposal also is unnecessary given our commitment to strong and effective corporate governance principles and high ethical standards. The Company maintains robust governance practices that promote Board accountability, including:

•	A market-standard proxy access right that permits stockholders to include their director nominees in the Company’s proxy statement;

•	A majority voting standard for the election of directors in uncontested elections, with directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board;

•	An independent Lead Director, who is the independent Chairman of the Nominating and Corporate Governance Committee when the Chairman of the Board is not an independent director;

•	Audit, Compensation Policy, and Nominating and Corporate Governance committees chaired by and comprised solely of independent directors; and

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•	Several avenues to communicate with the Lead Director, the Audit Committee, the non-employee directors or any of the employee directors, including by email or in writing, and the Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee or the Audit Committee on a quarterly basis.

In light of these considerations, our Board believes that the Company’s Special Meeting Proposal strikes the appropriate balance between enhancing the rights of stockholders and adequately protecting long-term stockholder interests to provide that stockholders who satisfy the 25% ownership threshold and comply with certain additional procedures and limitations have the ability to require the Company to call a special meeting.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the proposal.

ITEM 6 – Stockholder Resolution Recommending Implementation of a Simple Majority Voting Standard in our Governance Documents

The AFL-CIO Reserve Fund (the “proponent”), 815 16th Street, N.W., Washington, D.C. 20006 (owner of 188 shares of our Class A common stock), has advised the Company that it plans to present the following proposal at the annual meeting. If properly presented at the annual meeting by or on behalf of the proponent, the Board of Directors unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. The proponent’s proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

The Proponent’s Proposal

ITEM 6 – Simple Majority Vote

RESOLVED, Shareowners of Marriott International, Inc. (the “Company”) urge the Company to take all steps necessary, in compliance with applicable law, to remove the supermajority vote requirements in its bylaws and Certificate of Incorporation.

Supporting Statement

Our Company historically has been a family-owned company with a high percentage of shares held by insiders. Then in September 2016, our Company merged with Starwood Hotels to form one of the world’s largest hotel companies. After this merger, the percentage of our Company’s shares held by public investors increased significantly. Accordingly, we believe that our Company should follow best practices in corporate governance for public companies.

Our Company’s bylaws and Certificate of Incorporation contain provisions that require the support of two-thirds of all outstanding shares to remove or amend. Because of abstentions and broker non-votes, achieving such a supermajority vote requirement can be difficult to obtain. Many of these corporate governance provisions affect important shareholder rights. For example, the following bylaw provisions can only be amended by a supermajority vote:

•	Shareholders cannot remove a director without a two-thirds vote (Section 3.2)

•	The Company’s rules pertaining to the nomination of directors (Section 3.13)

•	Shareholders cannot call special meetings or act by written consent (Section 9.1)

The Council of Institutional Investors, an association of corporate, public and union employee benefit funds and endowments with combined assets that exceed $3 trillion, opposes supermajority voting requirements. According to its policies, “A majority vote of common shares outstanding should be sufficient to amend company bylaws or take other action that requires or receives a shareowner vote. Supermajority votes should not be required.”

For these reasons, we urge shareholders to vote FOR this resolution.

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Board Response

The Board will oppose this proposal if it is properly presented at the 2018 annual meeting and recommends a vote AGAINST this proposal for the following reasons:

The Board recommends that stockholders vote “AGAINST” this proposal for a number of reasons, as discussed below. After careful consideration, the Board has determined that adopting this proposal would not serve to enhance stockholder value and, therefore, it is not in the best interests of the Company or its stockholders. The Board also notes that, at each of the 2014, 2015 and 2016 annual meetings, stockholders considered and rejected virtually identical stockholder proposals. The Board believes that the lack of majority support for the proposal reflects a strong sentiment among stockholders that the proposal is not appropriate for the Company.

Voting Thresholds.

A majority of votes cast is already the voting standard for electing the Company’s directors in uncontested director elections under the Company’s existing Certificate and Bylaws (collectively, the “Governance Documents”). The approval of 66 2/3% of outstanding shares is required under the Governance Documents only for certain fundamental changes to the Company’s corporate governance, including the removal of directors, certain amendments to the Governance Documents, certain transactions with “Interested Stockholders” (described below) and the approval of certain fundamental corporate changes such as a merger, consolidation, or sale of substantially all of the assets of the Company.

Benefit to Stockholders of Supermajority Provisions.

Delaware law permits companies to adopt supermajority voting requirements, and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all stockholders. Supermajority voting requirements on fundamental corporate matters help to protect stockholders against self-interested and potentially abusive transactions proposed by certain stockholders who may seek to advance their interests over the interests of the majority of the Company’s stockholders. For example, if the stockholder proposal were implemented, certain transactions between the Company and “Interested Stockholders” (which include stockholders who beneficially own, and affiliates of the Company that at any time in the two years preceding such a transaction have beneficially owned, at least 25% of the voting power of the Company’s stock) could be approved by only a majority of votes cast. The Board believes that the current supermajority voting standard is preferable because it would encourage Interested Stockholders to negotiate transaction terms that take into account the interests of all of the Company’s stockholders and that do not sacrifice the long-term success of the Company for short-term benefits.

Marriott has an Excellent Corporate Governance Structure.

The Company’s Board is firmly committed to good corporate governance and has adopted a wide range of practices and procedures that promote effective Board oversight, and the Company has earned a reputation as being a leader in this area. The Board believes that the corporate governance concerns raised by the proponent are misplaced. Some of the Company’s progressive governance policies and practices include the following:

•	directors are elected annually by a majority of votes cast in uncontested elections;

•	the Nominating and Corporate Governance Committee evaluates each director each year and makes a recommendation to the Board on the nomination of each for election;

•	the Board has appointed an independent Lead Director who also chairs our Nominating and Corporate Governance Committee and presides over regular executive sessions and other meetings of the independent directors on the Board;

•	in March 2012, the Board separated the positions of Chairman and Chief Executive Officer;

•	the Board established a mandatory retirement age of 72 for all directors except for Mr. Marriott;

•	the Company did not renew a stockholder rights plan (also known as a poison pill) when it expired in 2008;

•	the Company amended its Bylaws in 2017 to provide a market-standard proxy access right to stockholders.

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In addition, the Company’s commitment to corporate governance has been recognized by independent third parties, including by Corporate Secretary Magazine, which named the Company a finalist in the category of “Governance Team of the Year (large cap)” in 2016, and by the Ethisphere Institute, which named Marriott among the “World’s Most Ethical Companies” in 2018, for the eleventh year.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance changes. However, for the reasons discussed above, the Board does not believe it is in the best interests of stockholders or the Company to implement the stockholder proposal’s request for the lowest possible voting thresholds on all matters on which stockholders vote.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the proposal.

ITEM 7 – STOCKHOLDER RESOLUTION REQUESTING A REPORT ON THE COMPANY’S POLICIES AND GOALS TO IDENTIFY AND REDUCE INEQUITIES IN COMPENSATION DUE TO GENDER, RACE AND ETHNICITY

The Ellen Sarkisian 1997 Trust c/o Zevin Asset Management, LLC (the “proponent”), 11 Beacon Street, Suite 1125, Boston, MA 02108 (owner of 500 shares of our Class A common stock), has advised the Company that it plans to present the following proposal at the annual meeting. If properly presented at the annual meeting by or on behalf of the proponent, the Board of Directors unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. The proponent’s proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

The Proponent’s Proposal

ITEM 7 – Report on Pay Equity

Whereas: The median income for women working full time in the U.S. is reportedly approximately 80 percent of that of their male counterparts. According to Economic Policy institute, average hourly wages for black men are 78 percent of those of similarly situated white men. Wages for black women are 66 percent of those of comparable white men and 88 percent of those received by white women.

Women hold just over one-half of hospitality sector positions, but women are starkly underrepresented in executive roles at hospitality companies. A 2015 Cornell study found a “significant difference in the income of women and men working in the [hospitality] industry” (“Déjà Vu? An Updated Analysis of the Gender Wage Gap in the U.S. Hospitality Sector,” Fleming, 2015).

Stubborn pay gaps have attracted attention from national media and policymakers. Regulatory risk exists as the Paycheck Fairness Act, pending in Congress, would aim to improve company-level transparency and strengthen penalties for equal pay violations. California, Maryland, Massachusetts, and New York have passed strong equal pay legislation.

Proper attention to inclusion and equity promotes effective human capital management. According to McKinsey, companies in the top quartiles for gender and racial/ethnic diversity were more likely to have financial returns above the industry median (”Why diversity matters,” McKinsey, 2015). In a Catalyst report, racial and gender diversity were positively associated with more customers, increased sales revenue, and greater relative profits. (“Why Diversity Matters,” Catalyst, 2013).

Leading companies are addressing diversity and inclusion via pay equity. In 2014, Gap Inc released data showing wage parity between male and female workers. Amazon, Apple, Costco, Intel and Starbucks have committed to report on gender pay gaps. Intel and Microsoft have begun publishing pay gap data covering gender and race.

Marriott International takes steps to promote diversity; however, there is no reporting on gender, race, or ethnic pay gaps. Our Company disclosed the gender composition of its workforce, but it provides no data on racial/ethnic composition. Investors seek clarity on how our Company manages risks and opportunities related to pay equity.

Resolved: Stockholders request that Marriott International prepare a report (at reasonable cost, in a reasonable timeframe, and omitting proprietary and confidential information) on the Company’s policies and goals to identify and reduce inequities in compensation due to gender, race, or ethnicity within its workforce. Gender-, race-, or ethnicity-based inequities are defined as the difference, expressed as a percentage, between the earnings of each demographic group in comparable roles.

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Items to be Voted On

Supporting Statement: A report adequate for investors to assess strategy and performance would include: (1) an aggregated, anonymized chart of EEO-1 data identifying employees according to gender and race in the major EEOC-defined job categories, listing numbers or percentages in each category; (2) the percentage pay gap between groups (using a similar chart or square matrix); (3) discussion of policies addressing any gaps and quantitative reduction targets; and (4) the methodology used to identify pay inequities, omitting proprietary information.

Board Response

The Board will oppose this proposal if it is properly presented at the 2018 annual meeting and recommends a vote AGAINST this proposal for the following reasons:

The Company was the first hospitality company to establish a formal diversity and inclusion (“D&I”) program and is consistently recognized as a leader in the travel industry for its promotion of diversity in the workplace. The Company has acted on its commitment to equality by working to create a diverse, engaged workforce. Currently, in the U.S., women comprise 55% of the Company’s workforce at managed locations.

The Company’s long-standing commitment to equality includes pay equity. The Company maintains a formal pay structure, makes pay decisions based on objective job-related criteria, and rigorously measures senior leadership’s performance against diversity performance metrics so that the policies and practices reflect the Company’s values. For example, for the majority of the Company’s hourly associates located in the U.S., base compensation is fixed by position upon hire and increased after achieving length of service milestones (i.e. after 90 days, one year, etc.). Therefore, discretion is not typically used in setting the compensation. Instead, when setting levels of associate compensation, the Company considers how to keep the Company competitive with other highly-regarded companies in the local markets where the Company conducts business and competes for talent, keeping compensation commensurate with the duties and responsibilities of the individual position in the local market and in compliance with all legal, tax and currency regulations of each local jurisdiction, including pay equity laws.

Our President and CEO, Arne Sorenson, and our senior leadership team also have established comprehensive diversity performance metrics. These metrics are regularly reviewed and discussed at the highest levels – CEO staff meetings, meetings of the Board and senior-level regional meetings. All continental presidents have a D&I Management Business Objective (“MBO”) and strategy that are meaningful to their geography. Their incentive compensation reflects performance against this MBO and other objectives. Marriott’s philosophy of putting people first is an important part of our culture and a goal shared by the members of the senior leadership team. It is also reflected in the Company’s 2020 Global Diversity & Inclusion Plan that is reviewed by the Board’s Committee for Excellence.

The following initiatives support this high level of accountability:

•	The Board-level Committee for Excellence, chaired by BET Networks CEO Debra Lee, drives global diversity and inclusion efforts. The Committee for Excellence establishes specific annual goals for each facet of diversity and monitors progress with a Diversity Excellence Scorecard. The Committee’s focus on women and minorities is clearly defined in its responsibilities, which include to:

•	Identify and encourage efforts to promote and leverage recruitment, retention and advancement of women and minorities in the Company’s workforce;

•	Identify and evaluate efforts to promote and leverage increasingly diverse owners, customers and women- and minority-owned businesses; and

•	Enhance public recognition of efforts and successes to promote diversity and value people of different backgrounds, experiences and cultures to the benefit of the Company’s strategic competitive advantage.

•	The Global Diversity and Inclusion Council, led by Mr. Sorenson and comprised of all continent presidents and other senior business leaders, is intended to advance the Company’s diversity and inclusion focus across all aspects of its global business strategy.

•	The Americas Leadership Advisory Council (“ALAC”) was established in 2017 and is a foundational component of the Company’s 2020 Diversity & Inclusion Strategy for the Americas region. ALAC supports the creation of key actions designed to identify and build leadership capability, and strengthen the retention of high-performing and at-risk talent. For example, ALAC objectives include actions related to identifying new suppliers, driving diverse spending and supporting the Company’s minority ownership initiative.

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Other actions that demonstrate the Company’s commitment include measurement and goals for recruitment and hiring of a diverse workforce, policies and programs focused on the promotion and retention of female and minority associates, and thoughtful engagement, talent planning and succession planning to promote diversity and inclusion.

The Company strives to make available comprehensive, competitive and affordable employee health and welfare benefits, including leave policies such as the following for its U.S. associates: Income Protection, Parental Leave, Maternity Coverage, Adoption Assistance, Infertility Coverage and Maternity Programs. The Company regularly reviews the benefits offerings and will continue to make changes and enhancements to meet the needs of associates and the competitive marketplace.

The Company’s efforts to promote equality in all facets of employment are consistently recognized by, among others, 100 Best Companies to Work For and Top 100 Best Workplaces for Women by Fortune, Top 50 Companies for Diversity by DiversityInc, Top Companies for Executive Women by National Association for Female Executives, 40 Best Companies for Diversity by Black Enterprise, Best Company for Latinas to Work for in the U.S. by LATINA Style and Best Place to Work for LGBT Equality by Human Rights Campaign.

The Company discloses certain long-range targets for improving representation of women and minorities in management in the annual Sustainability and Social Impact Report which can be found at: http://serve360.marriott.com/. The Company conducts ongoing reviews to determine opportunities for enhanced disclosure. The Company takes pride in the ability of its associates to grow their careers from hourly and entry-level positions to management. The Company is expanding the support available to associates to help them advance their careers through initiatives such as its recent public announcement to invest in the Global Career Growth Initiative.

As demonstrated above, the Company is committed to promoting diversity, inclusion and equality in the workplace. We do not believe that the preparation of the report requested by this stockholder proposal would further enhance the Company’s long-standing and widely recognized commitment to workforce diversity and equality. Further, we believe that, given the Company’s demonstrated commitment to diversity, promotion of women and minorities in the workplace, and fair compensation, the report contemplated by this stockholder proposal is unnecessary and would not be beneficial to our stockholders.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the proposal.

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Corporate Governance

CORPORATE GOVERNANCE

Board Leadership Structure

While the Board has not mandated a particular leadership structure, effective March 31, 2012, the Board determined that the positions of Chairman of the Board and Chief Executive Officer should be held by separate individuals. The Board elected J.W. Marriott, Jr., who had served as the Chairman and CEO of the Company and its predecessors since 1985, to the position of Executive Chairman and Chairman of the Board, and Arne M. Sorenson, the former President and Chief Operating Officer, to the position of President and CEO. In his current role, Mr. Marriott continues to provide leadership to the Board by, among other things, working with the CEO, the independent Lead Director (discussed below), and the Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its committees, help promote Board succession planning and the orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s long-term and annual operating plans, and help promote senior management succession planning.

In 2013, the Board created the position of Lead Director and prescribed that he/she should be the independent Chairman of our Nominating and Corporate Governance Committee. Lawrence W. Kellner currently serves in those positions. The Lead Director’s responsibilities include chairing the executive sessions of the independent directors, coordinating the activities of the independent directors, having the authority to convene meetings of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. The Lead Director also is a standing member of the Company’s Executive Committee. The Lead Director also reviews Board meeting agendas, coordinates the evaluation of Board and Committee performance, coordinates the assessment and evaluation of Board candidates, makes recommendations for changes to the Company’s governance practices, and is available for consultation and direct communication with major stockholders. We believe that the role played by the Lead Director provides strong, independent Board leadership.

Eleven of our 14 director nominees are independent, and the Audit, Compensation Policy, and Nominating and Corporate Governance committees are composed solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

The Board will continue to review our Board leadership structure as part of the succession planning process that is described in our Governance Principles. We believe that our leadership structure, in which the roles of Chairman and CEO are separate, together with an experienced and engaged Lead Director and independent key committees, is and will continue to be effective and is the optimal structure for our Company and our stockholders.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management, and stockholders. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Company’s Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge complementary to the Board and the Company’s business; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

In addition, while the Committee does not maintain a formal diversity policy for Board membership, it may consider diversity in identifying candidates for the Board as one of several criteria that it uses as part of that process. The Committee assesses the effectiveness of its Board membership criteria in evaluating the composition of the Board. The

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Corporate Governance

Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a stockholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

The graphics below provide a snapshot of our Board composition, tenure, independence, and skills:

20	Marriott International, Inc.

Corporate Governance

Nominees to Our Board of Directors

Each of the following director nominees presently serves on our Board and their term of office will expire at the 2018 annual meeting. The age shown below for each director nominee is as of May 4, 2018, which is the date of the annual meeting. Each director nominee has been nominated to serve until the 2019 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Set forth below is each director nominee’s biography as well as the qualifications and experiences each director nominee brings to our Board, in addition to the general qualifications discussed above.

J.W. Marriott, Jr.	Age: 86 Director since: 1964
Executive Chairman Former Chief Executive Officer	Mr. Marriott was elected Executive Chairman effective March 31, 2012, having relinquished his position as Chief Executive Officer. He had served as Chief Executive Officer of the Company and its predecessors since 1972. He continues to serve as Chairman of the Board, a position he has held since 1985. He joined Marriott Corporation (formerly Hot Shoppes, Inc.) in 1956, became President in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. He serves on the board of trustees of The J. Willard & Alice S. Marriott Foundation and is a member of the Executive Committee of the World Travel & Tourism Council. He is the father of Deborah M. Harrison, a member of the Company’s Board of Directors. Mr. Marriott has been a director of the Company and its predecessors since 1964.

Professional Highlights:

As a result of his service as CEO of the Company for over 40 years, Mr. Marriott brings to the Board and our Executive Committee, which he chairs, extensive leadership experience with, and knowledge of, the Company’s business and strategy as well as a historical perspective on the Company’s growth and operations. Mr. Marriott’s iconic status in the hospitality industry provides a unique advantage to the Company.

Mary K. Bush		Age: 70 Director since: 2008
President of Bush International, LLC

The Honorable Mary K. Bush has served as President of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets, strategic business and economic matters, since 1991. She has held several Presidential appointments including the U.S. Government’s representative on the IMF Board and Director of Sallie Mae. She also was head of the Federal Home Loan Bank System during the aftermath of the Savings and Loan crisis and was advisor to the Deputy Secretary of the U.S. Treasury Department. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker’s Trust, and Chase. In 2006, President Bush appointed her Chairman of the Congressionally chartered HELP Commission on reforming foreign aid. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. She serves on the board of directors of Bloom Energy, Inc., Discover Financial Services, ManTech International Corporation, and T. Rowe Price Group, Inc. Ms. Bush also was a director of Briggs & Stratton, Inc. from 2004 to 2009, of United Airlines from 2006 to 2010 and of the Pioneer Family of Mutual Funds from 1997 to 2012. Ms. Bush is Chairman of Capital Partners for Education, an education not-for-profit corporation. She also serves on the Kennedy Center’s Community Advisory Board. Ms. Bush has been a director of the Company since 2008.

Professional Highlights:

Ms. Bush brings to the Board, our Audit Committee and our Compensation Policy Committee extensive financial, international and U.S. government experience, her knowledge of corporate governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters and capital markets and her significant experience in international arenas.

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Corporate Governance

Bruce W. Duncan	Age: 66 Director since: 2016
Chairman of the Board, First Industrial Realty Trust, Inc.

Mr. Duncan has been Chairman of the Board of First Industrial Realty Trust, Inc., a real estate investment trust that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties, since November 2016. Prior to that, he was President and Chief Executive Officer of that company from January 2009. From April to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. He also was a senior advisor to Kohlberg Kravis & Roberts & Co., a global investment firm, from July 2008 to January 2009. He was also a private investor from January 2006 to January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (“EQR”), a publicly traded real estate investment trust, and held various positions at EQR from March 2002 to December 2005, including President, Chief Executive Officer and Trustee from January 2003 to May 2005, and President and Trustee from March 2002 to December 2002. Mr. Duncan also serves on the board of directors of Boston Properties, Inc. and T. Rowe Price Mutual Funds. Mr. Duncan has been a director of the Company since September 2016 and previously served on the Starwood board of directors from 1999 to September 2016.

Professional Highlights:

As the Chairman and former Chief Executive Officer of First Industrial Realty and former Chief Executive Officer of EQR, Mr. Duncan brings to the Board and our Finance Committee extensive experience in real estate matters and investment strategy, as well as valuable experience as Chief Executive Officer of other publicly traded companies. He also brings a deep understanding of the hospitality industry as a result of his extensive tenure with Starwood, including as the interim Chief Executive Officer of Starwood.

Deborah Marriott Harrison	Age: 61 Director since: 2014
Global Officer, Marriott Culture and Business Councils

Mrs. Harrison has been the Company’s Global Officer, Marriott Culture and Business Councils since October 2013. She formerly served as Senior Vice President of Government Affairs for the Company from June 2007 through October 2013 and as Vice President of Government Affairs from May 2006 to June 2007. Mrs. Harrison is an honors graduate of Brigham Young University and has held several positions within the Company since 1975, including accounting positions at Marriott Headquarters and operations positions at Key Bridge and Dallas Marriott hotels. She has been actively involved in serving the community through participation on various committees and boards including, but not limited to, the Mayo Clinic Leadership Council for the District of Columbia and the boards of the Bullis School, the D.C. College Access Program, and The J. Willard & Alice S. Marriott Foundation. She has also served on the boards of several mental health organizations, including The National Institute of Mental Health Advisory Board, Depression and Related Affective Disorders Association, and the Center for the Advancement of Children’s Mental Health in association with Columbia University. Mrs. Harrison also served as a member of the board of directors of Marriott Vacations Worldwide Corporation from 2011 to 2013. Mrs. Harrison has been a director of the Company since 2014.

Professional Highlights:

As the daughter of the Executive Chairman and the granddaughter of Marriott International’s founders, Mrs. Harrison brings to our Board, our Finance Committee and our Committee for Excellence an extensive knowledge of the Company, its history, its culture and its mission. Mrs. Harrison’s enthusiasm, judgment and deep experience with our Company and our culture provides the Board valuable insight and strategic focus.

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Frederick A. “Fritz” Henderson	Age: 59 Director since: 2013
Former Chairman and CEO, SunCoke Energy, Inc.	Mr. Henderson served as Chairman and CEO of SunCoke Energy, Inc., the largest U.S. independent producer of metallurgical coke for the steel industry, from December 2010 until his retirement in December 2017. From January 2013 through December 2017, he also was Chairman and CEO of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., a publicly traded master limited partnership. He previously served as a Senior Vice President of Sunoco, Inc., a petroleum refiner and chemicals manufacturer with interests in logistics, from September 2010 until the completion of SunCoke Energy, Inc.’s initial public offering and separation from Sunoco in July 2011. Prior to Sunoco/SunCoke, Mr. Henderson served as President and CEO of General Motors Corporation (“GM”) from March 2009 until December 2009. He held a number of other senior management positions during his more than 25 years with GM, including President and Chief Operating Officer from March 2008 until March 2009, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific and President of GM Latin America, Africa and Middle East, and served as a consultant for GM from February 2010 to September 2010 before joining Sunoco. Mr. Henderson also served as a consultant for AlixPartners LLC, a business consulting firm, from March 2010 until August 2010. In October 2016, he joined the board of directors of Adient plc. He is a Trustee of the Alfred P. Sloan Foundation and previously served on the board of directors of Compuware Corporation from 2011 to 2014. He has been a director of the Company since 2013.

Professional Highlights:

Mr. Henderson’s significant accounting skills, experience in leading the initial public offering of a subsidiary of a public company, and expertise in large organization management and emerging markets, make him a valuable member of the Board and our Audit Committee, which he chairs. During his tenure as President and CEO of GM, that company filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating and Corporate Governance Committee does not believe that this proceeding is material to the evaluation of Mr. Henderson’s ability to serve as a director.

Eric Hippeau	Age: 66 Director since: 2016
Managing Partner, Lerer Hippeau	Mr. Hippeau has been Managing Partner with Lerer Hippeau, a venture capital fund, since June 2011. From 2009 to 2011, he was the Chief Executive Officer of The Huffington Post, a news website. From 2000 to 2009, he was a Managing Partner of Softbank Capital, a technology venture capital firm. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. Mr. Hippeau served on the board of directors of The Huffington Post from 2006 to 2011 and Yahoo! Inc. from 1996 to 2011. Mr. Hippeau has been a director of the Company since September 2016 and previously served on the Starwood board of directors from 1999 to September 2016.

Professional Highlights:

As the Managing Partner of Lerer Hippeau, Mr. Hippeau brings to the Board and our Compensation Policy Committee extensive investment and venture capital expertise. In addition, Mr. Hippeau has significant governance experience as a director, a strong background in technology and modern media and a deep understanding of the hospitality industry as the result of his tenure with Starwood.

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Corporate Governance

Lawrence W. Kellner	Age: 59 Director since: 2002
President, Emerald Creek Group, LLC

Mr. Kellner has been President of Emerald Creek Group, LLC, a private equity firm, since January 2010. In December 2017, he also resumed his role as Non-Executive Chairman of the board of directors of the Sabre Corporation, a global technology company, which he formerly held since August 2013, before serving as Executive Chairman of the board from December 2016 through December 2017. Mr. Kellner previously served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner serves on the board of directors for The Boeing Company. He also served on the board of directors of Chubb Limited from January 2016 through December 2016 and on the board of directors of its predecessor, the Chubb Corporation, from 2011 to January 2016. He is active in numerous community and civic organizations. Mr. Kellner has been a director of the Company since 2002.

Professional Highlights:

Mr. Kellner is our Lead Director and brings to the Board, our Nominating and Corporate Governance Committee, which he chairs, our Finance Committee and our Executive Committee experience as CEO of one of the largest airline companies in the world with significant management, strategic and operational responsibilities in the travel and leisure industry. He also provides extensive knowledge in the fields of finance and accounting gained from his background as Chief Financial Officer at Continental and other companies.

Debra L. Lee	Age: 63 Director since: 2004
Chairman and Chief Executive Officer, BET Networks

Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates BET Networks and several other ventures. She joined BET in 1986 and served in a number of executive posts before ascending to her present position in January 2006, including President and Chief Executive Officer from June 2005, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. Prior to joining BET, Ms. Lee was an attorney with the Washington, D.C.-based law firm Steptoe & Johnson. She also serves on the board of directors of WGL Holdings, Inc. and Twitter, Inc. Ms. Lee also was a director of Eastman Kodak Company from 1999 to 2011, and Revlon, Inc. from 2006 to 2015. In addition, she serves on the board of a number of professional and civic organizations including as Past Chair of the Advertising Council, as the President of the Alvin Ailey Dance Theater, and as a Trustee Emeritus at Brown University. Ms. Lee has been a director of the Company since 2004.

Professional Highlights:

Ms. Lee provides our Board, our Committee for Excellence, which she chairs, and our Nominating and Corporate Governance Committee with proven leadership and business experience as the CEO of a major media and entertainment company, extensive management and corporate governance experience gained from that role as well as from her membership on the boards of other public companies, her legal experience, and insights gained from her extensive involvement in civic, community and charitable activities.

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Aylwin B. Lewis	Age: 63 Director since: 2016
Former Chairman, Chief Executive Officer and President, Potbelly Corporation

Mr. Lewis served as Chairman, Chief Executive Officer and President of Potbelly Corporation, a franchisor of quick service restaurants, from June 2008 until his retirement in November 2017. From September 2005 to February 2008, Mr. Lewis was President and Chief Executive Officer of Sears Holdings Corporation, a nationwide retailer. Prior to being named Chief Executive Officer of Sears, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in March 2005. Prior to that, Mr. Lewis was President and Chief Executive Officer of KMart since October 2004. Mr. Lewis was Chief Multi-Branding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996 to 1997. He also serves on the board of directors of The Walt Disney Company. Mr. Lewis has been a director of the Company since September 2016 and previously served on the Starwood board of directors from 2013 to September 2016.

Professional Highlights:

As a result of his numerous senior management positions at Yum! Brands, Kmart, Sears and Potbelly Corporation, Mr. Lewis brings to the Board and our Audit Committee significant expertise in corporate branding, franchising and management of complex global businesses.

George Muñoz	Age: 66 Director since: 2002
Principal, Muñoz Investment Banking Group, LLC

Mr. Muñoz has been a principal in the Washington, D.C.-based investment banking firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC (now Tobin & Muñoz) since 2002. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He serves on the board of directors of Altria Group, Inc., Anixter International, Inc., and Laureate Education, Inc. He also serves on the board of trustees of the National Geographic Society. Mr. Muñoz has been a director of the Company since 2002.

Mr. Muñoz provides our Board, our Audit Committee and our Committee for Excellence with extensive knowledge in the fields of finance and accounting, his knowledge of international markets, legal experience, corporate governance experience and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

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Steven S Reinemund	Age: 70 Director since: 2007
Former Dean of Business, Wake Forest University

Mr. Reinemund served as the Dean of Business at Wake Forest University from July 2008 until June 2014. In 2007, Mr. Reinemund retired from PepsiCo, Inc., a multinational food and beverage company, where he served as Chairman and Chief Executive Officer from 2001 until 2006 and Chairman until May 2007. He joined PepsiCo in 1984 and held the positions of President and Chief Executive Officer Pizza Hut, Chairman and Chief Executive Officer Frito-Lay and President and Chief Operating Officer PepsiCo. He was a director of PepsiCo from 1996 until 2007. Mr. Reinemund serves on the board of directors of Chick-fil-A, Inc., ExxonMobil Corp., and Walmart, Inc. He was also a director of American Express Company from 2007 to 2015. Mr. Reinemund is also a member of the board of directors of the Cooper Clinic Institute and serves on the board of trustees of Wake Forest University and the United States Naval Academy Foundation, and on the board of governors of the Center of Creative Leadership. Mr. Reinemund has been a director of the Company since 2007.

Professional Highlights:

As a result of his background as Chairman and CEO of PepsiCo, a Fortune 500 company, Mr. Reinemund brings to the Board, our Compensation Policy Committee, which he chairs, our Executive Committee, and our Nominating and Corporate Governance Committee demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large branded companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of other public companies.

W. Mitt Romney	Age: 71 Director since: 2012
Executive Partner and Group Chairman, Solamere Capital LLC

Governer Romney announced in February 2018 that he is a candidate for the United States Senate from Utah. Gov. Romney has been Executive Partner and Group Chairman of Solamere Capital LLC, a private investment firm, since March 2013. Prior to that he was the 2012 Republican nominee for the office of President of the United States. He also was a candidate for the 2008 Republican presidential nomination. Before that, he served as the Governor of the Commonwealth of Massachusetts from 2003 through 2007. Prior to his time as Governor, he was President and Chief Executive Officer of the 2002 Winter Olympic Games in Salt Lake City. Gov. Romney started his career in business in 1978 as a Vice President of Bain & Company, Inc., a management consulting firm based in Boston, Massachusetts. In 1984, he left Bain & Company, Inc. to co-found a spin-off private equity investment company, Bain Capital, where he worked until 1998. Gov. Romney served as a director of the Company or its predecessors from 1993 through 2002 and again from 2009 through 2011. He rejoined the Board in 2012.

Professional Highlights:

Gov. Romney brings to our Board and our Finance Committee, which he chairs, his unique blend of management experience in both the corporate and government sectors, knowledge of public policy matters as a result of his service as the Governor of the Commonwealth of Massachusetts and financial services experience from his positions with Bain & Company and Bain Capital.

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Susan C. Schwab	Age: 63 Director since: 2015
Professor, University of Maryland School of Public Policy

Ambassador Schwab has been a Professor at the University of Maryland School of Public Policy since January 2009 and a strategic advisor to Mayer Brown, LLP (global law firm) since March 2010. She served as U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, Ambassador Schwab served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003 and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab also serves on the board of directors of The Boeing Company, Caterpillar Inc. and FedEx Corporation. She joined the Board in 2015.

Professional Highlights:

Ambassador Schwab brings unique global and governmental perspectives to the Board’s deliberations. Her extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key global issues facing the Company. Ambassador Schwab’s experience in the U.S. Government also allows her to advise the Company on the many challenges and opportunities that relate to government relations. As a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board, our Compensation Policy Committee and our Finance Committee on a wide range of strategic, operational, corporate governance and compensation matters.

Arne M. Sorenson	Age: 59 Director since: 2011
President and Chief Executive Officer

Mr. Sorenson became President and Chief Executive Officer of the Company on March 31, 2012. Prior to that, he was President and Chief Operating Officer of the Company since May 2009. Mr. Sorenson joined Marriott in 1996 as Senior Vice President of Business Development and was appointed Executive Vice President and Chief Financial Officer in 1998, and assumed the additional title of President, Continental European Lodging, in January 2003. Prior to joining Marriott, he was a Partner in the law firm of Latham & Watkins in Washington, D.C. He served on the board of directors of Walmart, Inc. from 2008 to 2013. In addition, Mr. Sorenson served as Vice Chair of the President’s Export Council. He is the immediate past Board Chair for Brand USA and continues as a member of the board. Other affiliations include: Chair, U.S. Travel Association CEO Roundtable; member of the Business Roundtable; member of the Luther College Board of Regents; member of the Stewardship Board of the World Economic Forum System Initiative on Shaping the Future of Mobility; and member of the Board of Trustees for The Brookings Institution. Mr. Sorenson was elected to the board of directors of Microsoft Corporation in November 2017. He was appointed to the Board of Directors in February 2011.

Professional Highlights:

Mr. Sorenson brings to the Board, our Committee for Excellence and our Executive Committee extensive management experience with the Company, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service as the Company’s Chief Financial Officer.

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Corporate Governance

Directors Emeriti:

Sterling D. Colton, a former director of the Company’s predecessors, and William J. Shaw, a former director and Vice Chairman of the Company, both hold the title of director emeritus, but do not vote at or attend Board meetings and are not nominees for election.

Board Meetings and Attendance

The Board met four times in fiscal year 2017. The Company encourages all directors to attend the annual meeting of stockholders. All 14 incumbent directors attended the Company’s 2017 annual meeting. During fiscal 2017, no director attended fewer than 75% of the total number of meetings of the Board and committees on which such director served.

Governance Principles

The Board has adopted Governance Principles that provide a framework for our governance processes. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Governance” and then “Documents & Charters.” You also may request a copy from the Company’s Corporate Secretary. Our Governance Principles establish the limit on the number of board memberships for the Company’s directors at three, including Marriott, for directors who are chief executive officers of public companies, and five for other directors. Additionally, our Governance Principles provide that members of our Audit Committee should not serve on more than three audit committees of public companies, including Marriott’s Audit Committee.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of stockholders or nine months. To be considered “independent,” the board must determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries.

a. A director is not independent if (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director or an immediate family member is a current partner or employee of Marriott’s independent auditor, or was a partner or employee of Marriott’s independent auditor and worked on the audit of Marriott at any time during the past three years; (iii) an immediate family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) the director or an immediate family member is, or has been within the preceding three years, part of an interlocking directorate in which the director or an immediate family member is employed as an executive officer of another company where at any time during the last three years an executive officer of Marriott at the same time serves on the compensation committee of that other company; (v) the director has accepted, or an immediate family member has accepted, during any 12-month period within the preceding three years, more than $120,000 in direct compensation from Marriott, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of Marriott, or benefits under a tax-qualified retirement plan, or non-discretionary compensation; (vi) the director or an immediate family member is an executive officer of a charitable organization to which Marriott made discretionary charitable contributions in the current or any of the last three fiscal years that exceed five percent of that organization’s consolidated gross revenues for that year, or $200,000, whichever is more; or (vii) the director or an immediate family member is a partner in, or a controlling stockholder or current executive officer of, any organization to which Marriott made, or from which Marriott received, payments for property or services in the current or any of the last three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Marriott securities or payments under non-discretionary charitable contribution matching programs.

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b. The following commercial or charitable relationships are not relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or his or her immediate family member as director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $200,000 or five percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott, and therefore whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

The Board undertook its annual review of director independence in February 2018. As provided in the Governance Principles, the purpose of these reviews is to determine whether any relationships or transactions are inconsistent with a determination that the director or nominee is independent. During these reviews, the Board recognized the current employment of J.W. Marriott, Jr., Deborah M. Harrison, and Arne M. Sorenson and the family relationships of J.W. Marriott, Jr. and Deborah M. Harrison with other Company executives. The Board considered that Ms. Bush, Mr. Duncan, Mr. Henderson, Mr. Kellner, Ms. Lee, Mr. Lewis, Mr. Muñoz, Mr. Reinemund, and Ambassador Schwab each serve, or recently served, as directors or executive officers of companies that do business with Marriott and that, in each case, the payments to and from Marriott were significantly less than the thresholds in Marriott’s Governance Principles. The Board further considered that Ms. Bush, Ms. Lee, Gov. Romney and Ms. Schwab are affiliated with charitable organizations that received contributions from The J. Willard & Alice S. Marriott Foundation and that the contribution amounts were significantly below the charitable contribution threshold set forth in Marriott’s Governance Principles.

Based on the standards set forth in the Governance Principles and after reviewing the relationships described above, the Board affirmatively determined that Mary K. Bush, Bruce W. Duncan, Frederick A. Henderson, Eric Hippeau, Lawrence W. Kellner, Debra L. Lee, Aylwin B. Lewis, George Muñoz, Steven S Reinemund, W. Mitt Romney, and Susan C. Schwab are each independent of the Company and its management. J.W. Marriott, Jr., Deborah M. Harrison, and Arne M. Sorenson are considered not independent as a result of their employment with the Company and/or family relationships.

Committees of the Board

The Board has six standing committees: Audit, Compensation Policy, Finance, Nominating and Corporate Governance, Committee for Excellence, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Governance” and then “Documents & Charters.” You also may request copies of the committee charters from the Company’s Corporate Secretary.

Audit Committee

Members: Frederick	A. Henderson (Chair), Mary K. Bush, Aylwin B. Lewis and George Muñoz.

•	The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the Nasdaq Listing Standards and applicable SEC rules.

•	The Audit Committee met ten times in fiscal year 2017.

•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.

•	The Board of Directors has determined that all current members of the Audit Committee (Mary K. Bush, Frederick A. Henderson, Aylwin B. Lewis and George Muñoz) are financial experts as defined in SEC rules.

Responsibilities include:

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

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•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditor.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditor.

•	Overseeing the independent auditor’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.

•	Overseeing the performance of the Company’s internal audit function and internal auditor.

•	Reviewing the Company’s conflict of interest and related party transactions policies, and approving certain related party transactions as provided for in those policies.

Compensation Policy Committee

Members: Steven	S Reinemund (Chair), Mary K. Bush, Eric Hippeau and Susan C. Schwab.

•	The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and satisfy the standards of independence under the Nasdaq Listing Standards for directors and compensation committee members.

•	The Compensation Policy Committee met four times in fiscal year 2017.

Responsibilities include:

•	Overseeing the evaluation of the Company’s senior executives and reviewing and approving, subject to Board approval in some cases, the appropriateness of senior executive compensation program objectives and the plans designed to accomplish these objectives.

•	Approving and recommending to the Board:

•	Compensation actions for the Executive Chairman and the President and Chief Executive Officer;

•	Incentive compensation plans and other equity based plans; and

•	Corporate officer nominations.

•	Setting and recommending to the Board the annual compensation for non-employee directors.

•	Overseeing the assessment of the risks relating to the Company’s compensation policies and programs, and reviewing the results of the assessment.

•	Reviewing the annual Executive Talent assessment conducted by the President and Chief Executive Officer and the Global Chief Human Resources Officer.

•	Adopting and reviewing compliance with the Company’s stock ownership guidelines for senior executive officers and non-employee directors.

The Compensation Policy Committee may delegate to one or more executive officers or directors the authority to grant stock awards to certain associates, subject to the terms of our stock plans.

Finance Committee

Members: W.	Mitt Romney (Chair), Bruce W. Duncan, Deborah M. Harrison, Lawrence W. Kellner and Susan C. Schwab.

•	Except for Deborah M. Harrison, the members of the Committee are not employees of the Company. The Board has determined that the members of the Committee other than Mrs. Harrison are independent as defined under our Governance Principles and the Nasdaq Listing Standards.

•	The Finance Committee met four times in fiscal year 2017.

Responsibilities include:

•	Making recommendations to the Board for approval of an annual consolidated budget and reviewing the Company’s performance against such budget.

•	Providing guidance to the Board and management on proposed mergers, acquisitions, divestitures and other significant transactions and investments that are required to be submitted for Board approval.

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•	Providing guidance to the Board and management on the Company’s capital adequacy, credit rating, borrowing needs and proposed debt and equity programs.

•	Providing guidance to the Board and management on the Company’s stockholder distribution activities including dividend payments, share repurchases and similar activities.

•	Providing guidance to the Board and management on the Company’s corporate insurance coverage.

Nominating and Corporate Governance Committee

Members:       Lawrence W. Kellner (Chair), Debra L. Lee and Steven S Reinemund.

•	The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and the Nasdaq Listing Standards.

•	The Nominating and Corporate Governance Committee met three times in fiscal year 2017.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

•	Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Resolving conflict of interest questions involving directors and senior executive officers.

Committee for Excellence

Members:	Board members include Debra L. Lee (Chair), Deborah M. Harrison, George Muñoz, and Arne M. Sorenson. Company officer members include Raymond Bennett, Chief Global Officer, Global Operations; Anthony G. Capuano, Executive Vice President and Global Chief Development Officer; David J. Grissen, Group President; Stephanie C. Linnartz, Executive Vice President and Global Chief Commercial Officer; Tricia A. Primrose, Executive Vice President and Global Chief Communications and Public Affairs Officer; and David A. Rodriguez, Executive Vice President and Global Chief Human Resources Officer.

•	The members of the Committee consist of at least three members of the Board. The Committee may also consist of officers and associates of the Company who are not directors. At least one member of the Committee must be independent as defined under our Governance Principles and the Nasdaq Listing Standards. The Committee’s charter provides that an independent director will always be the Chairman of the Committee.

•	The Committee for Excellence met twice in fiscal year 2017.

Responsibilities include:

•	Identifying and encouraging efforts the Company undertakes to promote and leverage the recruitment, retention, and advancement of women and minorities as associates of the Company.

•	Identifying and evaluating efforts the Company undertakes to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base of the Company.

•	Enhancing the public’s recognition of the Company’s efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit Marriott’s strategic competitive advantage.

Executive Committee

Members: J.W.	Marriott, Jr. (Chair), Lawrence W. Kellner, Steven S Reinemund and Arne M. Sorenson.

•	The Executive Committee did not meet in fiscal year 2017.

Responsibilities include:

•

Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the Certificate and Bylaws, mergers, consolidations, sales, or exchanges involving substantially all of the Company’s assets,

2018 Proxy Statement	31

Corporate Governance

dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, the Compensation Policy Committee consisted of Steven S Reinemund (Chair), Mary K. Bush, Eric Hippeau and Susan C. Schwab, and none of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet without management present at least twice a year. In 2017, the independent directors met five times without management present. The Lead Director, currently Mr.  Kellner, presides at the meetings of the independent directors.

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. In performing its oversight responsibilities, the Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing the Company. As part of this annual review, the Board reviews the Company’s cybersecurity risk profile and is informed on the specifics of the cybersecurity risk program in a separate annual presentation by the Company’s Chief Information Officer. This program provides the Board with an overview of the cybersecurity risks and threats landscape as well as reviews the Company’s risk posture. The Board is further briefed on actions and changes taken by management to mitigate the Company’s risk profile and provided with an overview of the cybersecurity strategy along with key cybersecurity initiatives and incidents.

The Board also has delegated certain risk oversight functions to the Audit Committee. In accordance with its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor, and the Chief Audit Executive. The Audit Committee incorporates its risk oversight function into its regular reports to the Board.

In addition, the Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for the Company’s associates and the design of compensation programs might create incentives for excessive risk-taking by the Company’s associates. As explained in the CD&A below, the Compensation Policy Committee believes that our compensation programs encourage associates, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of the Company, and thereby reduces the potential for actions that involve an excessive level of risk.

Stockholder Communications with the Board

Stockholders and others interested in communicating with the Lead Director, the Audit Committee, the non-employee directors, or any of the employee directors may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09, 10400 Fernwood Road, Bethesda, Maryland 20817. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced a Code of Ethics that applies to all Marriott associates, including our Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board. The Code of Ethics is encompassed in our Business Conduct Guide, which is available in the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Documents & Charters.” We will post on that website any future changes or amendments to our Code of Ethics, and any waiver of our Code of Ethics that applies to our Chairman of the Board, any of our executive officers, or a member of our Board within four business days following the date of the amendment or waiver.

32	Marriott International, Inc.

Audit Committee Report and Independent Auditor Fees

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditor is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditor those matters required to be discussed by the independent auditor with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures along with the annual PCAOB Rule 3526 communication of independence including direct discussion with the independent auditor in accordance with the requirements of the PCAOB.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Members of the Audit Committee:

Frederick A. Henderson (Chair)

Mary K. Bush

Aylwin B. Lewis

George Muñoz

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve independent auditor services with estimated fees up to $100,000 (provided that the Audit Committee Chair reports to the full Audit Committee at the next meeting on any pre-approval determinations).

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Audit Committee Report and Independent Auditor Fees

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for 2017 and 2016 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for 2017 and 2016. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees Paid Related to 2017	Independent Registered Public Accounting Firm Fees Paid Related to 2016
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$ 9,869,000	$ 8,331,000
International Statutory Audits(2)	2,027,000	1,925,000
	11,896,000	10,256,000
Audit-Related Fees(3)	1,224,000	1,243,000
Tax Fees(4)	3,645,000	987,000
All Other Fees	—	—
Total Fees	$16,765,000	$12,486,000

(1)	Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings, including the audit and filings specific to the Company’s acquisition of Starwood in 2016
(2)	Fees for statutory audits of our international subsidiaries
(3)	Principally audits as required under our agreements with our hotel owners
(4)	Principally tax compliance services related to our international entities and in 2017 tax services specific to our intellectual property

34	Marriott International, Inc.

Executive and Director Compensation

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

The Compensation Policy Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the stockholders. The Committee, on behalf of and, in certain instances, subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s CD&A required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be incorporated by reference in the Company’s annual report on Form 10-K and included in this proxy statement.

Members of the Compensation Policy Committee:

Steven S Reinemund (Chair)

Mary K. Bush

Eric Hippeau

Susan C. Schwab

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program for the following NEOs for 2017:

J.W. Marriott, Jr.*	Executive Chairman and Chairman of the Board
Arne M. Sorenson	President and Chief Executive Officer
Anthony G. Capuano	Executive Vice President and Global Chief Development Officer
Stephanie C. Linnartz	Executive Vice President and Global Chief Commercial Officer
David J. Grissen	Group President
Kathleen K. Oberg	Executive Vice President and Chief Financial Officer

*	We are providing voluntary disclosure for Mr. Marriott due to his position as Executive Chairman and Chairman of the Board even though he is not considered a NEO under the SEC’s compensation disclosure rules. In his role as Executive Chairman and in light of his significant ownership of our stock, Mr. Marriott is compensated primarily through his annual salary and is not eligible for annual cash incentives or equity awards. His annual salary was unchanged from 2016. Because of his arrangement, references to the NEOs’ annual compensation in the remainder of this CD&A do not pertain to Mr. Marriott unless specifically stated otherwise.

Overview

Our executive compensation program continues to be designed to drive performance through a combination of near-term financial and operational objectives and long-term focus on our stock price performance. We believe that the consistency in how we manage our executive compensation program and our goals under that program has proven to be an important factor in the Company’s long-term success in the highly cyclical hospitality industry. Our philosophy continues to emphasize equity compensation, with increased use of performance-based share awards, as the most significant component of the NEOs’ total pay opportunity which supports our pay-for-performance objectives.

2017 Executive Compensation at a Glance

•	Base Salary: NEOs received base salary increases ranging from 5% to 15% based on the Committee’s review of external market data at the 50th percentile as well as a consideration of internal equity.

•

Annual Incentive: The annual cash incentive program resulted in an overall above target but less than maximum payout for each NEO for 2017. Specifically, the Committee noted that the Company achieved Adjusted EPS of $4.12, which was well above the maximum achievement level of $4.04. The Committee approved payouts at levels that varied among the NEOs based on: (i) the value of our room growth and Company-wide associate engagement at maximum

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Executive and Director Compensation

achievement level (except for Mr. Capuano, whose value of room growth goal was less than the maximum achievement level due to his higher threshold for maximum payout), (ii) Company-wide RevPAR Index at below target achievement level, (iii) Global Sales (applicable only to Ms. Linnartz) at maximum achievement level and (iv) each NEO achieving certain key individual performance objectives.

•	Special/Supplemental Cash Bonus: In February 2018, the Committee approved a supplemental cash bonus in the amount of $500,000 to each of the NEOs other than the Mr. Sorenson, for whom the Board approved a supplemental bonus in the amount of $1,000,000. The purpose of the bonus is to reward senior management for its outstanding performance in 2017 regarding the ongoing seamless integration of Starwood while promoting strong performance in the Company’s legacy operations. In particular, the Board cited strong performance across a broad array of criteria, including high levels of associate engagement, human capital development, completion of co-branded credit card deals, successful asset sales, work toward linking and combining loyalty programs, and progress toward improved leverage in the competitive marketplace. The supplemental cash bonus amounts were determined by the Committee with the objective that the award would result in compensation for each of the NEOs that is well-aligned with the Company’s pay-for-performance philosophy and exceptionally strong 2017 performance.

•	Equity Compensation: In February 2017, the Committee approved awards with values that were higher than the 2016 annual stock awards for each NEO based on the Committee’s review of external market data, individual performance, and internal pay equity considerations. Also, for 2017, the Committee increased the portion of the annual award so that PSUs are the largest form of the NEOs’ equity awards, representing 50% of equity for the CEO and 40% of equity for the other NEOs.

•	2015-2017 PSUs: PSUs granted in 2015 were settled in early 2018 at an overall payout of 125% of target based on performance over the three-year performance period against pre-established goals for Global Gross Room Openings (96% of target payout), Global RevPAR Index (150% of target payout) and Global Net Administrative Expenses (128% of target payout). In addition, supplemental PSUs granted to Mr. Sorenson in December 2014 were settled in early 2018 at an overall payout of 100% of target based on performance over the 2015 – 2017 performance period against pre-established goals for Global Gross Room Openings.

Compensation Philosophy and Objectives

Marriott is consistently recognized as a global hospitality leader. The Company believes that strong and consistent leadership is the key to long-term success in the hospitality industry. Each of the NEOs is a long-standing member of our senior management team. For example, J.W. Marriott, Jr. and Arne M. Sorenson have over 85 years of combined hospitality experience with the Company. They have led Marriott’s long history of delivering results for stockholders by relying on talented, hard-working associates who uphold the Company’s ideals and unique culture. This culture is reflected in, and reinforced by, the design and implementation of the Company’s executive compensation program, which emphasizes the following principles:

•	There should be a strong correlation between NEO pay and Company performance. Therefore, a substantial portion of NEO pay should be tied to achieving key performance goals.

•	NEOs should be paid in a manner that contributes to long-term stockholder value. Therefore, equity compensation should be the most significant component of total pay opportunity for the NEOs.

•	Compensation should be designed to motivate the NEOs to perform their duties in ways that will help the Company meet its short- and long-term objectives. Therefore, compensation should consist of an appropriate mix of the following compensation elements: cash and non-cash, annual and multi-year, and performance-based and service-based.

•	The executive compensation program must be competitive so that the Company can attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. Therefore, compensation should reflect market data, individual performance, and internal pay equity considerations including the ratio of the CEO’s compensation to the other NEOs’ compensation.

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Executive and Director Compensation

2017 Compensation in Detail

Base Salary

For 2017, the Human Resources Department presented to the Committee market data on base salary levels at the 50th percentile for each position and recommended base salary increases of approximately 5% for Mr. Sorenson and 7% for Messrs. Capuano and Grissen. For Ms. Linnartz and Ms. Oberg, management recommended a salary increase of approximately 14% and 15%, respectively, after it completed a comprehensive review of market data in 2017 as described below, due to the transformational nature of the Starwood combination and resulting change in size, scope, and complexity of the business, and considered internal equity. The Company’s independent compensation consultant, Pearl Meyer (the “Compensation Consultant”) reviewed and supported the recommendations which were discussed in detail and approved by the Committee and, with respect to Messrs. Marriott and Sorenson, by the independent members of the Board.

	2017 Base Salary ($)	2016 Base Salary ($)	2016 to 2017 Increase (%)

J.W. Marriott, Jr.	3,000,000	3,000,000	0
Arne M. Sorenson	1,300,000	1,236,000	5.2
Anthony G. Capuano	800,000	750,000	6.7
Stephanie C. Linnartz	800,000	700,000	14.3
David J. Grissen	800,000	750,000	6.7
Kathleen K. Oberg	750,000	650,000	15.4

Annual Incentives

To promote growth and profitability, the Company’s annual cash incentive program is based on actual performance measured against pre-established financial and business operational targets. The annual cash incentive design rewards executives for achieving annual corporate and individual performance objectives that support long-term financial and operational success.

The following graph illustrates how the aggregate annual incentives paid to the NEOs have changed relative to changes in the Company’s annual diluted earnings per share (“EPS”), over the past five years. EPS for 2016 and 2017 reflects $386 million and $159 million in merger-related costs attributable to the Starwood combination, respectively.

NEOs’ Aggregate Annual Incentive Value vs. Diluted EPS

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Executive and Director Compensation

At its February 2017 meeting, the Committee approved specific performance objectives and targets under the annual cash incentive program for 2017. In February 2018, upon review of the 2017 fiscal year’s strategic integration achievements and financial results and taking into account the Company’s performance relative to lodging and other comparator companies, the Committee reviewed each NEO’s performance against the pre-established performance objectives to determine the actual cash incentive payments, as discussed below. All the Committee’s decisions regarding annual cash incentives for Mr. Sorenson were subject to and received Board approval.

As reflected in the following table, target awards under the annual cash incentive program were 150% of salary for Mr. Sorenson and 75% for the other NEOs. The Committee reviewed market data for each position and determined that the incentive amounts payable upon achievement of target performance levels would result in total cash compensation (base salary plus annual incentive) that would be at or near the 50th percentile.

Name	Target Award as a % of Salary

J.W. Marriott, Jr.	n/a
Arne M. Sorenson	150
Anthony G. Capuano	75
Stephanie C. Linnartz	75
David J. Grissen	75
Kathleen K. Oberg	75

The annual cash incentive program performance factors are intended to establish high standards consistent with the Company’s quality goals, which are designed to be achievable, but not certain to be met. The Company believes that these factors are critical to achieving success within the hospitality and service industry. The weighting of each performance factor varies slightly among the NEOs by position due to differences in responsibility. The table below displays the respective weightings of the relevant performance measures and the aggregate actual performance for 2017 under the annual cash incentive program.

Name	Adjusted EPS	Adjusted Operating Profit - Americas	Room Growth(1)	Global Sales(1)	Associate Engagement(1)	RevPAR Index(1)	Individual Achievement(2)	Total	Actual Payout as a Percent of Target(3)

J.W. Marriott, Jr.	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Arne M. Sorenson	60	n/a	10	n/a	5	10	15	100	186%
Anthony G. Capuano	10	n/a	75	n/a	5	5	5	100	189%
Stephanie C. Linnartz	40	n/a	n/a	20	5	15	20	100	179%
David J. Grissen	25	25	15	n/a	5	15	15	100	172%
Kathleen K. Oberg	60	n/a	10	n/a	5	10	15	100	186%

(1)	Each of these factors is measured against Company-wide results except that Mr. Grissen’s components are measured against the Americas division, his primary area of responsibility. Ms. Linnartz’s cash incentive plan includes a Global Sales component, a major area of responsibility for her.
(2)	The Individual Achievement component’s weighting increased by 5% for 2017 for each of the NEOs, except Mr. Capuano, as a result of the temporary removal of the Guest Satisfaction component which will be reintroduced in 2018 after the Company incorporates a combined reporting system that reflects/incorporates the Starwood combination. For 2018, the Individual Achievement component will only have a 5% weighting for each NEO.
(3)	We report the potential payouts under the annual cash incentive program for 2017 in dollars in the Grants of Plan-Based Awards for Fiscal 2017 table, and the actual amounts earned under the annual cash incentive program for 2017 in dollars in the Summary Compensation Table following the CD&A.

The performance factors for each NEO under the annual cash incentive program for 2017 are described following the Grants of Plan-Based Awards for Fiscal 2017 table on page 49.

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Executive and Director Compensation

The graph below sets forth the Company’s performance, compared to target, for the Company-wide performance goals applicable to our NEOs under the annual cash incentive program for 2017 compared to 2016.

*	For the Americas Division, 2017 Adjusted Operating Profit achievement versus target was 107% and 2016 Adjusted Operating Profit Achievement versus target was 99.5%.

Special Supplemental Bonus

Taking into consideration the unique nature of the Starwood combination and the Company’s success in maintaining strong quality and brand control over our legacy Marriott operations while maintaining the brand reputation and managing the successful integration of the Starwood operations, and the management team’s success in building stockholder value through this transformative merger, the Committee approved a one-time supplemental cash bonus for 2017 in the amount of $500,000 to each of the NEOs and the Board approved a one-time supplemental cash bonus for 2017 in the amount of $1,000,000 for Mr. Sorenson. The purpose of the bonus is to reward senior management for its outstanding performance in 2017 regarding the ongoing seamless integration of Starwood while promoting strong performance in the Company’s legacy operations. In particular, the Board cited strong performance across a broad array of criteria, including high levels of associate engagement, human capital development, completion of co-branded credit card deals, successful asset sales, work toward linking and combining loyalty programs, and progress toward improved leverage in the competitive marketplace. Based on its review of the potential upside in Marriott’s ongoing compensation program and market data/practices, the Committee determined not to increase overall target or maximum compensation levels but instead to maintain the compensation program design and reward this unique value creation event through a supplemental cash bonus. The supplemental cash bonus amounts were determined by the Committee with the objective that the award would result in compensation for each of the NEOs that is well-aligned with the Company’s pay-for-performance philosophy and exceptionally strong 2017 performance.

2018 Proxy Statement	39

Executive and Director Compensation

Long-Term Incentive Awards

Annual Stock Awards

The Company grants equity compensation awards to the NEOs under the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”) on an annual basis to help link NEO pay to long-term Company performance and to align the interests of NEOs with those of stockholders. The Committee approved 2017 annual equity awards based on the Committee’s review of external market data, individual performance, and internal pay equity considerations.

	2017 Target Grant Date Fair Value of Annual Stock Awards ($)	2016 Target Grant Date Fair Value of Annual Stock Awards ($)		2016 to 2017 Change (%)

J.W. Marriott, Jr.	n/a	n/a		n/a
Arne M. Sorenson	7,149,542	5,664,173		26
Anthony G. Capuano	3,263,554	2,947,093		11
Stephanie C. Linnartz	2,807,846	1,933,851	*	45
David J. Grissen	2,717,274	2,360,050		15
Kathleen K. Oberg	2,478,812	1,699,425	*	46

*	2016 was the first year Mses. Linnartz and Oberg received stock awards as NEOs.

The NEOs’ stock awards for 2017 were granted on February 21, 2017, in a mix (based on the grant date fair value) of 50% PSUs, 25% SARs and 25% RSUs for Mr. Sorenson and 40% PSUs, 30% SARs and 30% RSUs for other NEOs vesting ratably over three years for SARs and RSUs and vesting after three years for PSUs. In addition, Mr. Capuano received a separate grant of RSUs which remain unvested until the third anniversary of the grant date, at which time they vest in full assuming Mr. Capuano remains continuously employed during that period. This separate RSU award had a grant value approximately the same as the annual cash incentive that Mr. Capuano earned for fiscal year 2016. The Committee established the separate RSU award based on Mr. Capuano’s most recent annual cash incentive in order to further the objective of compensating Mr. Capuano primarily in recognition of his development activities and performance. By also imposing three-year cliff vesting, this grant offers additional retention value and further links Mr. Capuano’s pay with the long-term interests of stockholders.

PSUs

PSUs are restricted stock units that may be earned after three years based on achievement of pre-established targets for RevPAR Index, gross room openings, and net administrative expenses over a three-year period, with one-third of the target number of shares subject to each performance measure. These three financial and operating metrics (the same measures that were selected for the 2016-2018 PSU performance period) were selected by the Committee because they reflect management efforts that are directly tied to the long-term strength of our brands, as opposed to other performance measures that are more prone to be impacted by economic or other factors beyond our executives’ control. We believe these are key drivers of long-term value creation. For the 2017-2019 PSU performance period, the performance measures are:

•	Global RevPAR Index: Because RevPAR Index is only a relatively small component of the annual cash incentive program as described above, the Committee determined that longer-term goals for RevPAR Index, which measures performance relative to the Company’s competitors, should be given greater emphasis to reflect our executives’ longer-term goals in both driving traffic to and maintaining quality at our hotels.

•	Global Gross Room Openings: Gross room openings includes the total number of system-wide, managed, franchised and owned/leased rooms added to our system, excluding rooms added through merger and acquisition activity, and reflects our executives’ achievements in attracting financing and owner/franchisee interest in our brands over those of our competitors.

•	Global Net Administrative Expense Growth: Net administrative expense measures our operating efficiency through our ability to control certain expenses, including direct and indirect expenses, unrecovered expenses, development expenses, and architecture and construction expenses, but excluding costs for mergers and acquisitions.

40	Marriott International, Inc.

Executive and Director Compensation

For each of the three metrics, NEOs can receive 50% of the target PSU award level if performance is at least threshold and up to 150% of the target PSU award level if performance is above target. PSUs do not accrue dividend equivalents or pay dividends; NEOs only enjoy dividends and other rights of stockholders after the awards vest and shares are issued. The Committee approved the performance goals, which are competitively sensitive, at levels that are consistent with our strong historical performance and with internal forecasts at the time of grant so that target performance would be difficult, but attainable. It is also reasonably possible that awards could fall to zero or rise to maximum achievement levels.

In February 2018, the PSUs granted for the 2015-17 performance period were settled at an overall payout of 125% of target, based on performance over the three-year performance period against pre-established goals for Global Gross Room Openings (96% of target payout), Global RevPAR Index (150% of target payout) and Global Net Administrative Expenses (128% of target payout). The target and results for each component relative to target are shown in the graph below.

In February 2018, the supplemental PSUs granted to Mr. Sorenson for the 2015-17 performance period were settled at an overall target payout of 100%, based on performance over the three-year performance period against different pre-established goals for Global Gross Room Openings. Mr. Sorenson is required to hold the shares (net of tax withholdings) for two years following vesting of the shares.

Supplemental Stock Awards

Supplemental stock awards tend to be infrequent and may be presented for consideration at quarterly Board meetings in recognition of special performance, promotions or assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement. None of the NEOs received a supplemental stock award in 2017.

In 2016, the NEOs were granted supplemental Business Integration PSUs (“BI-PSUs”) with vesting criteria tied to specific goals that we view as key drivers to realizing the benefits of the Starwood combination and creating long-term value: overall management synergies and cost savings, hotel RevPAR Index improvements, and hotel margin improvements. Performance under these BI-PSUs will be determined after the end of 2018.

Grant Timing and Pricing

The Company typically grants annual stock awards in February each year on the second trading day following the Company’s annual earnings conference call for the prior fiscal year. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price. Similarly, supplemental stock awards may be granted throughout the year, but not during Company-imposed trading black-out periods in Company stock.

Executives derive value from their SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low quoted prices of the Company stock on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

2018 Proxy Statement	41

Executive and Director Compensation

Other Compensation

Perquisites

The Company offers limited perquisites to its executives that make up a very small portion of total compensation for NEOs. One benefit that is consistent with practices within the hospitality industry is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. These benefits are offered to encourage executive officers to visit and personally evaluate our properties. In addition, to enhance their efficiency and maximize the time that they can devote to Company business, NEOs are permitted to use the Company jet for personal travel in limited circumstances. The value of these benefits is included in the executives’ wages for tax purposes, and the Company does not provide tax gross-ups to the executives with respect to these benefits.

Other Benefits

Executives also may participate in the same Company-wide benefit programs offered to all eligible U.S. associates. Some programs are paid for solely by the enrollees (including executives) such as 401(k) plan elective deferrals, vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefit programs are paid for or subsidized by the Company for all enrollees such as the 401(k) Company match, group medical and dental coverage, $50,000 Company-paid life insurance, business travel accident insurance and tuition reimbursement.

Nonqualified Deferred Compensation Plan

In addition to a tax-qualified 401(k) plan, the Company offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”). The Company believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan.

Under the EDC, NEOs may defer payment and income taxation of a portion of their salary and annual cash incentive. The plan also provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (at a fixed annual rate of return of 4.0% for 2017), which is explained in the discussion of Nonqualified Deferred Compensation for Fiscal Year 2017 below.

The Company may make a discretionary matching contribution to participants’ (including the NEOs’) EDC accounts. The match is intended to provide the NEOs (and other highly-paid associates) with matching contributions that are similar to matching contributions that would have been made under the Company’s tax-qualified section 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code. For 2017, for NEOs and other senior executives, the Board approved a 75% match on up to the first 3% of eligible compensation deferred under the EDC, and a 50% match on up to the next 3% of eligible compensation deferred under the EDC, in each case, subject to certain compensation thresholds.

The Company also may make an additional discretionary contribution to the NEOs’ EDC accounts based on subjective factors such as individual performance, key contributions and retention needs. There were no additional discretionary contributions for the NEOs for 2017.

Change in Control

The Company provides limited, “double trigger” change in control benefits under the Stock Plan and the EDC upon a NEO’s qualifying termination of employment in connection with a change in control of the Company, as described under “Potential Payments Upon Termination or Change in Control” on page 57. The Committee believes that, with these carefully structured benefits, the NEOs are better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about their employment or financial status. In addition, the Committee believes that stockholder interests are protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

The Company does not provide for tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a tax deduction by the Company or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. The discussion of

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Potential Payments Upon Termination or Change in Control below includes a table that reflects the year-end intrinsic value of unvested stock awards and cash incentive payments that each NEO would receive if subject to an involuntary termination of employment in connection with a change in control.

Compensation Process and Policies

2017 “Say-on-Pay” Advisory Vote on Executive Compensation and Stockholder Engagement

At the Company’s 2017 annual meeting, stockholders once again expressed substantial support for the compensation of our NEOs with approximately 98% of the votes cast for approval of the “say-on-pay” advisory vote on our 2016 NEO compensation. During 2017, the Committee also sought comments from some of the Company’s significant institutional stockholders. The Committee also reviewed with its Compensation Consultant the elements and mix of annual and long-term executive officer compensation, the peer group, and the long-term effectiveness of the Company’s compensation programs. Based on the foregoing, the Committee determined that the structure and operation of the executive compensation program have been effective in aligning executive compensation with long-term stockholder value, and therefore determined to maintain the basic structure of the program.

Stock Ownership Policies

The Company reinforces its performance-based and long-term philosophy through its stock ownership policy which requires that, within five years of becoming subject to the policy, each NEO own Company stock with a total value equal to a multiple of three to six times his or her individual salary grade midpoint. Each NEO is in compliance with this policy taking into consideration the timeframe allowed for achieving the threshold ownership levels. Mr. Marriott is not included in the table below because he beneficially owns over 10% of the Company’s outstanding shares and thus significantly exceeds his ownership requirement.

We have adopted a number of related policies that further reflect alignment with long-term stockholder value.

•	Executive officers and directors are required to retain 50% of the net after-tax shares received under any equity awards until they satisfy the required stock ownership levels.

•	The Company prohibits all associates and directors from engaging in short sale transactions or entering into any other hedging or derivative transaction related to Marriott stock or securities.

•	PSUs and RSUs do not provide for accelerated distribution of shares upon retirement to ensure that executives have a continuing stake in the Company’s performance beyond the end of their employment, thereby strengthening their interest in the Company’s long-term success.

Clawbacks

In addition to the compensation clawback provisions of the Sarbanes-Oxley Act of 2002 that apply to the Chief Executive Officer and Chief Financial Officer, the Company’s Stock Plan includes a separate clawback provision that applies to all equity awards issued to all NEOs. Under the Stock Plan, the Company has the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of Company stock under PSUs, RSUs or other stock awards if the executive terminates employment for serious misconduct, engages in criminal or tortious conduct that is injurious to the Company or engages in competition with the Company.

The Committee has discretion to require reimbursement of any annual cash incentive payment awarded to a NEO if the amount of such incentive payment is calculated based upon the achievement of certain financial results that are

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required to be restated, provided that such discretion may only be exercised if the NEO has engaged in intentional misconduct that caused or partially caused the need for the restatement. The amount of the reimbursement would be the difference in the amount determined before and after the restatement.

The Compensation Policy Committee

In designing and determining 2017 NEO pay, the Committee considered recommendations from the Company’s Executive Vice President and Global Chief Human Resources Officer and from Mr. Sorenson (with regard to the compensation of the NEOs other than himself) and Mr. Marriott, as well as the advice and recommendations of the Compensation Consultant. The Committee also obtained input and approval from the full Board, with the independent directors meeting in executive session, regarding the compensation packages for Messrs. Marriott and Sorenson.

In its determinations, the Committee does not set rigid, categorical guidelines or formulae to determine the mix or levels of compensation for the NEOs. Rather, it relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs, and future potential as part of the Company’s management development and succession planning process.

The Committee carefully reviews numerous factors when setting NEO total pay opportunity, allocating total pay opportunity among base salary, annual incentives and annual stock awards, and determining final pay outcomes based on performance. The Committee considers our executives’ job responsibilities, tenure and experience, and Company and individual performance against internal targets as well as performance of competitors, competitive recruiting and retention pressures, internal pay equity and succession and development plans.

The Committee also reviews total pay opportunity for executives at the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below. In reviewing relevant market data, the Committee may utilize discretion in determining the relevance of each compensation survey. For 2017, because the surveys do not reflect a comparable position for Mr. Capuano, our Executive Vice President and Global Chief Development Officer, the Committee considered multiple factors, including a review of publicly-disclosed compensation data for development and real estate executives at other hotel companies, internal pay equity and Mr. Capuano’s historical contributions to the Company and his experience in the Marriott development organization.

This review of total pay opportunity is designed as a market check to align the potential range of total direct compensation outcomes with our long-term performance expectations and actual results. An understanding of external market data helps the Company attract and retain key executive talent without serving as a rigid standard for benchmarking compensation. For example, although performance comparisons are difficult given the differences in size, customer distribution, global geographic exposure and price tier distribution, the Committee considers historical and annual business results relative to other individual lodging companies to provide additional context for evaluating annual compensation actions. The Committee also regularly reviews historical financial, business and total stockholder return results for lodging companies as well as a selected group of comparator companies prior to determining final pay amounts.

Independent Compensation Consultant

The Committee selected and retained the Compensation Consultant to assist the Committee in establishing and implementing executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. Other than providing the Company with executive compensation data from one survey, which was pre-approved by the Committee, the Compensation Consultant performs no other services for the Company. Based on materials presented by management and the Compensation Consultant and the factors set forth in the SEC’s Exchange Act Rule 10C-1, the Committee determined that the Compensation Consultant is independent and that the Compensation Consultant’s engagement did not raise any conflicts of interest.

Market Data

The external market data utilized by the Company for 2017 includes several broad, revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the broad pool of executive talent for which the Company competes. To avoid over-emphasizing the results of one or more surveys, the Company considers the results of the revenue-based surveys as well as those of the custom survey, in terms of total pay and each component of pay. The

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Committee also considers compensation practices at select lodging companies. This process for identifying relevant market data is used consistently for all senior executives of the Company, including the NEOs.

Revenue-Based Survey

In general, the revenue-based surveys used as a market reference for NEO pay include companies with annual revenue similar to that of the Company. For 2017, the surveys were the CHiPS Executive & Senior Management Total Compensation Survey (provided by Pearl Meyer), the Hewitt TCM General Industry Executive Total Compensation Survey, the Towers Watson CDB Executive Compensation Database, the Equilar Top 25 Survey, and the Fred Cook Survey of Long-Term Incentives. The same set of surveys was also referenced last year. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

Custom Survey

Given the transformational nature of the Starwood combination and resulting change in the size, scope, and complexity of the business, the Committee completed a comprehensive review of the custom peer group for 2017. There are no other U.S. publicly-traded lodging companies similar to our size. Therefore, in consultation with the Compensation Consultant, the Committee selected appropriate comparator group companies from a broad universe of companies that compete with Marriott for executive talent, are of similar size in annual revenue or have a similar focus on marketing, e-commerce, consumers and brand image even if they do not compete directly in the lodging business. The Committee reviews the comparator group annually for potential changes (e.g. due to mergers and acquisition activity or changes in company size and business mix), but does not generally anticipate making significant changes every year, in order to allow for consistency and comparability of market data from year-to-year. The 17 comparator group companies are shown below along with select financial and non-financial metrics the Committee considered and Marriott’s percentile ranking on each of these metrics.

	2017 Revenues(1) as of December 31, 2017	Market Capitalization(1) as of December 31, 2017	Enterprise Value(1) as of December 31, 2017	Number of Employees
Lodging Companies
Hilton Worldwide Holdings, Inc.	$ 9,140	$ 25,349	$ 31,384	163,000
Hyatt Hotels Corp	4,685	8,750	9,665	45,000
Wyndham Worldwide Corp	5,076	11,576	15,365	39,200
Other Hotel, Restaurant & Leisure Companies
Carnival Corp	17,510	47,130	55,930	86,000
Las Vegas Sands Corp	12,882	54,828	63,191	50,500
McDonald’s Corp	22,820	136,680	163,753	235,000
MGM Resorts International	10,774	18,908	34,431	51,000
Royal Caribbean Cruises Ltd	8,778	25,447	32,866	66,000
Starbucks Corp	22,387	80,838	81,994	277,000
Other Retail & Consumer Branded Companies
Best Buy Company, Inc.	42,151	20,825	19,047	125,000
Macy’s Inc.	24,837	7,586	12,002	130,000
Nike, Inc.	34,350	78,683	77,005	74,400
The TJX Companies, Inc.	35,865	49,617	48,583	235,000
The Walt Disney Company	55,137	161,265	187,615	199,000
E-Commerce Companies
eBay, Inc.	9,567	38,834	42,986	14,100
Expedia, Inc.	10,060	18,174	20,736	22,615
The Priceline Group, Inc.	12,681	84,232	75,930	22,900
Marriott International, Inc.(2)	22,894	48,741	56,596	177,000
Percentile Rank	68th	60th	63rd	77th

Source:	Bloomberg
(1)	Amounts are reported in millions. Enterprise Value is the sum of market capitalization, debt and preferred stock, less cash and cash equivalents.
(2)	Revenue amount for the Company is shown as reflected in our financial statements. However, system-wide revenues, including revenues of our franchisees, are much higher.

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Tax Considerations

Internal Revenue Code Section 162(m) limits the Company’s federal income tax deduction for compensation in excess of one million dollars paid annually to our Chief Executive Officer and certain other executive officers (“covered employees”). However, at the time the Committee made its compensation decisions for 2017, Section 162(m) provided that performance-based compensation could be excluded from the limitation so long as it met certain requirements. The Committee has taken steps designed to satisfy certain requirements under Section 162(m) so that payments to covered employees under the annual cash incentive program and compensation attributable to PSUs, RSUs and SARs granted to covered employees in 2017 may qualify as deductible compensation under Section 162(m). For these purposes, payments under certain components of the annual cash incentive program are conditioned on achieving earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $2,480 million for 2017, a threshold established to support our compensation objectives with a meaningful level of cash flow. Actual EBITDA of $3,592 million exceeded the threshold, as reported in the schedules to the Company’s press release issued on February 14, 2018 reporting financial results for the quarter and year ended December 31, 2017, attached as Exhibit 99.1 to our Form 8-K filed on February 14, 2018.

Under federal tax reform legislation signed into law on December 22, 2017, the performance-based compensation exception to Section 162(m) was eliminated effective for taxable years beginning after December 31, 2017, such that compensation paid to covered employees in excess of one million dollars annually will not be deductible, except that a transition rule may allow the exception to continue to apply to compensation that satisfied an exception from the deduction limitation and is paid pursuant to certain written arrangements that were in effect on November 2, 2017 and not materially modified after that date. Because deductibility under Section 162(m) is determined under a set of standards which may be subject to different interpretations in application, including the scope of the transition rule under the federal tax reform legislation, we cannot be certain that compensation intended by the Committee to satisfy the deductibility requirements under Section 162(m) will in fact be deductible. Further, because the Committee believes it is important to manage our compensation programs to meet the objectives of our executive compensation philosophy and a variety of other corporate objectives, such as attracting and retaining key management in a competitive marketplace, managing equity dilution, workforce planning, and customer satisfaction, the Committee expects to maintain its performance-based and other executive compensation programs without regard to whether such arrangements will be fully tax deductible.

Risk Considerations

The Committee considered risk in determining 2017 NEO compensation and believes that the following aspects of NEO pay discourage unreasonable or excessive risk-taking by executives:

•	Base salary levels are commensurate with the executives’ responsibilities (and the external market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of financial security.

•	Annual cash incentive plans include a diverse mix of corporate and individual performance metrics.

•	Annual cash incentive opportunities are capped so that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.

•	The Committee and the Board have discretion to decrease annual cash incentive payouts, for example, if they believe the operational or financial results giving rise to those payouts are unsustainable or if they believe the payout would unfairly reward the NEOs for events that are unrelated to their performance.

•	The mix of short- and long-term incentives is balanced so that at least 50% of total pay opportunity is in the form of long-term equity awards.

•	PSUs are subject to relative and absolute performance measures that are directly tied to long-term growth, cost control, and the strength of our brands over a three-year period, which balances the annual cash incentive focus on near-term results.

•	Annual stock awards are generally granted as a mix of PSUs, RSUs, and SARs that generally vest over or after at least 3 years, which together encourage the NEOs to focus on sustained stock price performance.

•	The Committee reviews and compares total compensation and each element of compensation to external market data to confirm that compensation is within an acceptable range relative to the external market, while also taking into consideration the Company’s relative performance.

•	The NEOs are subject to compensation clawback provisions (as discussed above).

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•	Stock ownership requirements align the long-term interests of NEOs with the interests of stockholders.

•	All associates and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

•	The NEOs are prohibited from holding Company stock in margin accounts or pledging such stock as collateral for loans.

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table presents the compensation we paid in fiscal years 2015, 2016 and 2017 to our Chief Executive Officer, our Chief Financial Officer, our Executive Chairman and our other three most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
J.W. Marriott, Jr. Executive Chairman	2017	3,000,000	0	0	0	0	214,007	171,408	3,385,415
	2016	3,000,000	0	0	0	0	455,752	201,864	3,657,616
	2015	3,000,000	0	0	0	0	434,283	194,016	3,628,299
Arne M. Sorenson	2017	1,300,000	1,000,000	5,310,583	1,838,959	3,628,950	45,635	187,490	13,311,617
President and Chief Executive Officer	2016	1,236,000	0	6,010,081	2,000,062	2,756,527	90,184	205,524	12,298,378
	2015	1,236,000	0	3,830,311	2,000,036	3,626,919	75,740	206,411	10,975,417
Anthony G. Capuano	2017	800,000	500,000	2,528,334	735,220	1,133,040	7,358	45,247	5,749,199
Executive Vice	2016	750,000	0	4,158,052	666,709	994,725	15,128	53,701	6,638,315
President and Global Chief Development Officer	2015	725,000	0	2,101,005	600,065	1,078,873	13,922	44,169	4,563,034
Stephanie C. Linnartz	2017	800,000	500,000	1,916,238	891,608	1,074,880	226	71,938	5,254,890
Executive Vice President and Global Chief Commercial Officer	2016	700,000	0	3,144,810	666,709	650,510	0	21,716	5,183,745
David J. Grissen	2017	800,000	500,000	1,878,664	838,610	1,029,280	49,398	68,641	5,164,593
Group President	2016	750,000	0	3,404,381	833,337	814,425	97,037	69,768	5,968,948
	2015	725,000	0	1,500,304	783,395	898,566	86,410	65,241	4,058,916
Kathleen K. Oberg	2017	750,000	500,000	1,713,792	765,020	1,046,850	7,141	77,167	4,859,970
Executive Vice President and Chief Financial Officer	2016	650,000	0	2,977,048	600,045	724,815	11,806	37,237	5,000,951

(1)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under the EDC.
(2)	This column reports the supplemental bonus for outstanding performance with regard to maintaining strong quality and brand control over our legacy Marriott operations while maintaining the brand reputation and managing the successful integration of the Starwood operations and the management team’s success in building stockholder value through the transformative Starwood merger, as explained on page 39 of the CD&A.
(3)	The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” to our financial statements in each of the Company’s Forms 10-K for fiscal years 2015 through 2017. For additional information on 2017 awards, see the Grants of Plan-Based Awards for Fiscal 2017 table, below.

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(4)	Approximately two-thirds of the value reported in this column for Mr. Sorenson in 2017, and sixty percent of the value reported for the other NEOs (disregarding Mr. Capuano’s separate RSU described in the CD&A) represents the value of PSUs at the grant date based upon target performance which is the most probable outcome with respect to performance. Assuming that the highest level of performance conditions will be achieved for all PSUs, the grant date fair values of the PSUs included in the 2017 Stock Awards column for Messrs. Sorenson and Capuano, Ms. Linnartz, Mr. Grissen and Ms. Oberg would be $5,361,419, $1,344,237, $1,630,205, $1,630,205 and $1,487,031, respectively.
(5)	This column reports all amounts earned under the Company’s annual cash incentive program during the fiscal year, which were paid in February of the following fiscal year unless deferred under the EDC.
(6)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2017.”
(7)	All Other Compensation consists of Company contributions to the Company’s qualified 401(k) plan, Company contributions to the EDC and perquisites and personal benefits including personal use of the Company jet, spousal accompaniment while on business travel and complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of other hotel-related services such as golf and spa facilities while on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each NEO for the fiscal year. The following table identifies the total amount the Company contributed to each NEO’s qualified 401(k) plan and non-qualified EDC account for fiscal year 2017. It also specifies values for perquisites and personal benefits for each NEO that comprise more than the greater of 10% of the NEO’s aggregate perquisites or personal benefits or $25,000.

Name	Company Contributions to the 401(k) Plan ($)	Company Contributions to the Executive Deferred Compensation Plan ($)	Personal Use of the Company Jet ($)	Other ($)

Mr. Marriott	8,100	112,500	50,808	—
Mr. Sorenson	8,100	152,120	—	27,270
Mr. Capuano	8,100	18,000	—	19,147
Ms. Linnartz	8,100	34,879	—	28,959
Mr. Grissen	8,100	60,541	—	—
Ms. Oberg	8,100	55,305	—	13,762

The value of the personal use of the Company jet is the sum of allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) such as landing fees, crew costs and other related items, and the product of (i) all other costs of maintaining and flying the jet for the billable year other than certain fixed expenses such as pilot compensation, management fee and hangar rental costs, multiplied by (ii) a fraction the numerator of which is the individual’s personal flight hours on the jet for the billable year and the denominator of which is the total flight hours of the jet for the billable year. Although amounts are reported for aircraft use during the Company’s fiscal year, incremental cost is calculated on the basis of a December 1 through November 30 billable year, which reflects the contract service period used for billing by a third-party aircraft management company.

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Grants of Plan-Based Awards for Fiscal 2017

The following table presents the plan-based awards granted to the NEOs in 2017.

Name	Grant Date(1)	Board Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: (Number of Shares of Stock or Units) (#)	All Other SAR Awards: (Number of Securities Underlying SARs) (#)	Exercise or Base Price of SARs ($/sh)	Grant Date Fair Value of Stock/ SAR Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Marriott			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Mr. Sorenson
Cash Incentive			438,750	1,950,000	3,900,000	—	—	—	—	—	—	—
PSU	2/21/17	2/10/17	—	—	—	21,233	42,465	63,698	—	—	—	3,574,279
RSU	2/21/17	2/10/17	—	—	—	—	—	—	21,234	—	—	1,736,304
SAR	2/21/17	2/10/17	—	—	—	—	—	—	—	62,148	88.31	1,838,959
Mr. Capuano
Cash Incentive			337,500	600,000	1,200,000	—	—	—	—	—	—	—
PSU	2/21/17	2/8/17	—	—	—	5,324	10,647	15,971	—	—	—	896,158
RSU	2/21/17	2/8/17	—	—	—	—	—	—	7,986	—	—	684,001
RSU	2/21/17	2/8/17	—	—	—	—	—	—	11,265	—	—	948,175
SAR	2/21/17	2/8/17	—	—	—	—	—	—	—	23,370	88.31	735,220
Ms. Linnartz
Cash Incentive			150,000	600,000	1,200,000	—	—	—	—	—	—	—
PSU	2/21/17	2/8/17	—	—	—	6,456	12,912	19,368	—	—	—	1,086,803
RSU	2/21/17	2/8/17	—	—	—	—	—	—	9,684	—	—	829,435
SAR	2/21/17	2/8/17	—	—	—	—	—	—	—	28,341	88.31	891,608
Mr. Grissen
Cash Incentive			127,500	600,000	1,200,000	—	—	—	—	—	—	—
PSU	2/21/17	2/8/17	—	—	—	6,456	12,912	19,368	—	—	—	1,086,803
RSU	2/21/17	2/8/17	—	—	—	—	—	—	9,684	—	—	791,861
SAR	2/21/17	2/8/17	—	—	—	—	—	—	—	28,341	88.31	838,610
Ms. Oberg
Cash Incentive			126,563	562,500	1,125,000	—	—	—	—	—	—	—
PSU	2/21/17	2/8/17	—	—	—	5,889	11,778	17,667	—	—	—	991,354
RSU	2/21/17	2/8/17	—	—	—	—	—	—	8,835	—	—	722,438
SAR	2/21/17	2/8/17	—	—	—	—	—	—	—	25,854	88.31	765,020

(1)	The Committee approved the annual stock awards for Mr. Capuano, Ms. Linnartz, Mr. Grissen and Ms. Oberg at its February 8, 2017 meeting, and the Board approved the annual stock awards for Mr. Sorenson at its February 10, 2017 meeting. Pursuant to the Company’s equity compensation grant procedures described in the CD&A, the grant date of these awards was February 21, 2017, the second trading day following the Company’s annual earnings conference call for the 2016 fiscal year.
(2)	The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target and maximum performance objectives under the Company’s annual cash incentive program.
(3)	These columns report the number of shares issuable under PSUs granted to the NEOs for the 2017-2019 performance period. Annual PSUs reported in these columns are conditioned on the achievement over a three-year performance period of Global RevPAR Index, Global Gross Room Openings and Global Net Administrative Expense goals, with threshold representing 50% of the target number of shares and maximum representing 150% of target. For these PSUs, one-third of the target number of shares is subject to each performance objective, with otherwise identical terms.
(4)

The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in 2017 as determined in accordance with accounting standards for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in

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the footnotes captioned “Share-Based Compensation” to our financial statements in the Company’s Form 10-K for the fiscal year 2017. For PSUs, the value reported is based on the probable outcome with respect to performance.

The Grants of Plan-Based Awards table reports the dollar value of cash-based annual incentive program awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of PSUs, RSUs and SARs granted under the Stock Plan to each NEO during the 2017 fiscal year. With regard to cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the annual cash incentive program for 2017, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2017.

Annual Incentives. The Compensation Policy Committee carefully evaluates rigorous performance factors for each NEO under the annual cash incentive program. The performance factors used for 2017 are described below.

•	Adjusted EPS and Operating Profit: The Company places a heavy emphasis on adjusted EPS as a performance measure because adjusted EPS is an important indicator of Company profitability and aligns the interests of management with those of stockholders. For purposes of the annual cash incentive program, the Company modifies EPS as reported under U.S. GAAP during the target-setting process for items that are not expected to have a direct impact on the business going forward such as merger and related costs, changes in purchase accounting, windfall tax adjustments and gain on sale. For 2017, EPS was adjusted to exclude merger and related costs, windfall tax adjustments, the provisional charge resulting from the U.S. Tax Cuts and Jobs Act of 2017, changes in purchase accounting, and the gains on the sale of the Charlotte Marriott and the sale of the Company’s ownership interest in Avendra (“Adjusted EPS”).

For 2017, the Company established the Adjusted EPS target primarily through an extensive annual budgeting process whereby each hotel and individual corporate unit developed and submitted a budget. The Company then developed a consolidated Company budget considering external market factors such as global and domestic economic forecasts and lodging industry outlook as well as internal factors such as current revenue from group bookings, expected unit growth for the year and expected capital needs. In addition, in setting the Adjusted EPS target, the Committee incorporates what it anticipates will be the approximate impact on EPS of the Company’s planned share buy-back program for the year and expected asset sales. The Adjusted EPS target excludes merger-related costs, windfall tax adjustments and gains on sale. The Board reviewed and approved the budget in February 2017. Considering these factors, the Committee set the Adjusted EPS target for 2017 at a level that the Committee believed was achievable but not certain to be met, which was $3.77. This target was approximately 14% higher than the Company’s full-year 2016 combined results. Adjusted EPS for 2017 was $4.12 which resulted in a maximum achievement level and payout relative to target. For 2017, the Committee had established the following payout scale for Adjusted EPS performance:

Adjusted EPS Achievement vs. Target	Incentive Award	Payout as % of Target*
Below 87%	No Payment	0%
87%	Threshold Payment	25%
100%	Target Payment	100%
107% and Above	Maximum Payment	200%

*	If the achievement falls between two of the stated performance levels, the incentive payment is interpolated between the corresponding incentive levels.

For Mr. Grissen, in addition to Adjusted EPS, his financial performance objectives included operating profit from the Americas division, his primary area of responsibility. The Americas Adjusted Operating Profit target was $1,946 million and the results were $2,085 million, corresponding with a maximum achievement level and payout.

•	Room Growth: Assessment of room growth is based on a net present value estimate/calculation utilized by our management and Board in evaluating the potential performance of completed development projects. The room growth target was reviewed and approved by the Board in February 2017 at a level significantly above 2016 targets due to the larger number of rooms in our system at the beginning of the year as a result of the Starwood combination. This target level is based on an extensive annual budgeting process whereby a budget was developed for each geographic region that was identified for potential growth and was consolidated and finalized by the Company’s Lodging Development Department after consideration of external market factors such as global and domestic economic forecasts and lodging industry outlook. For Mr. Grissen, this same process is followed to establish the room growth target for the Americas division.

50	Marriott International, Inc.

Executive and Director Compensation

For each NEO except Mr. Capuano, achievement of less than the target results in no component payout, and for Mr. Capuano achievement of 59% of the target results in a threshold component payout. Maximum payout is achieved at achievement of 118% of the room growth target for each NEO other than Mr. Capuano, for whom maximum is achievement of 176% of target. The Committee established a wider performance and payout range for Mr. Capuano to more accurately measure and incentivize him for achieving growth goals. For 2017, the net present value of rooms approved for development significantly exceeded each NEO’s target performance level.

•	Global Sales: Assessment of sales is measured by percentage point difference between the actual growth rate over the prior year versus the budgeted growth percentage for global constant dollar RevPAR. For 2017, the Company’s results exceeded the maximum performance level, resulting in a maximum payout.

•	Associate Engagement: Assessment of associate engagement is measured by the results of the Company’s annual associate engagement survey (conducted by a third-party) as compared against external benchmark results provided by the third-party company. For 2017, the Company exceeded the “Best Employer” benchmark, which resulted in a maximum achievement level and payout. The Americas division was slightly below the “Best Employer” benchmark but significantly above the “Consumer Services” benchmark, which resulted in an above target but below maximum payout.

•	RevPAR Index: The Company retains a third party to collect and compile the data used to calculate a worldwide RevPAR Index, or Americas RevPAR Index for Mr. Grissen. RevPAR Index measures each hotel’s RevPAR against the RevPAR of a group of comparable hotels generally in the same market and lodging segment, stated as a percentage. RevPAR Index is an industry-specific measure of relative performance. Worldwide RevPAR Index is a weighted average of the RevPAR Index of all our hotels (or all hotels in the Americas for Mr. Grissen) except for such hotels that recently opened, recently underwent a significant renovation, or had incomplete competitive reporting. In order for any payout to occur, the Company’s worldwide (or Americas) RevPAR Index score must exceed 100. A score above 100 indicates that the Company has a premium RevPAR relative to its competitors. RevPAR Index must reflect an increase over prior year RevPAR Index results to exceed target component payout. Since the Company’s historical positioning relative to competitors has been strong, year-over-year increases in RevPAR Index indicate additional improvements in relative performance. For 2017, the Company and the Americas division achieved an overall RevPAR Index score above 100 and a year-over-year increase of .7 points and .3 points, respectively, resulting in a below target payout.

•	Individual Achievement: Each year the Company sets specific, individual performance objectives for the NEOs. Each NEO has a different set of objectives that is aligned to his or her unique responsibilities and role within the Company. The objectives are developed by the Chief Executive Officer and members of his executive team, and reviewed, modified as necessary and approved by the Committee (or the Board in the case of Mr. Sorenson’s management objectives). The management objectives generally are difficult to accomplish and relate to key duties of the positions. Examples of the types of management objectives are: successfully integrate hotels acquired as a result of the Starwood combination; execute brand distinction strategies; achieve enhancements in loyalty programs and measures; and execute agreements in support of continued growth.

The Committee applies a rigorous and largely subjective assessment of each NEO’s qualitative performance relative to the management objectives. The management objectives are not assigned specific weightings and may be modified by the Committee during the performance period if a change in business circumstances warrants. The actual payments relating to management objectives are determined by the Committee based on its subjective assessment of each NEO’s job performance for the year. Maximum or above-target payouts typically occur if the Committee views the NEO’s overall performance to have been superior after its review of the achievement levels for each of the objectives. No payments are made if performance is below threshold expectations. For each of the five years preceding 2017, the NEOs received award levels varying from above-target to a maximum payout for individual achievement reflecting consistently strong performance in recent years. For 2017, each NEO achieved key individual objectives, including operations objectives such as the initiatives identified above, resulting in an above target to maximum payout.

2018 Proxy Statement	51

Executive and Director Compensation

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table shows information about outstanding Company SARs, RSUs and PSUs at December 31, 2017, our fiscal year-end. The Intrinsic Value and Market Value figures for the Company stock awards are based on the closing price as of December 29, 2017 of the Company’s Class A common stock, which was $135.73.

Name	Grant Date	Award Type	SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)			SAR Exercise Price ($)	SAR Expiration Date	SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Marriott	2/16/10	MAR SARs	278,588	—		25.4397	2/16/20	30,725,554	—	—		—
	2/16/10	MVW SARs(1)	27,858	—		15.5031	2/16/20	3,334,795	—	—		—
	2/17/11	MAR SARs	190,236	—		38.4942	2/17/21	18,497,750	—	—		—
	2/17/11	MVW SARs(1)	19,023	—		23.4585	2/17/21	2,125,849	—	—		—
Mr. Sorenson	2/17/09	MAR SARs	187,008	—		13.8085	2/17/19	22,800,296	—	—		—
	2/16/10	MAR SARs	155,040	—		25.4397	2/16/20	17,099,408	—	—		—
	2/16/10	MVW SARs(1)	15,504	—		15.5031	2/16/20	1,855,936	—	—		—
	2/17/11	MAR SARs	126,824	—		38.4942	2/17/21	12,331,833	—	—		—
	2/21/12	MAR SARs	225,228	—		34.67	2/21/22	22,761,542	—	—		—
	2/22/13	MAR SARs	229,008	—		39.27	2/22/23	22,090,112	—	—		—
	2/24/14	MAR SARs	118,416	—		53.25	2/24/24	9,766,952	—	—		—
	2/23/15	MAR SARs	51,362	25,681	(2)	82.67	2/23/25	2,725,268	1,362,634	—		—
	2/22/16	MAR SARs	30,512	61,024	(2)	66.86	2/22/26	2,101,361	4,202,723	—		—
	2/21/17	MAR SARs	—	62,148	(2)	88.31	2/21/27	—	2,947,058	—		—
		MAR RSUs	—	—		—		—	—	49,243	(3)	6,683,752
		MAR PSUs	—	—		—		—	—	89,683	(4)	12,172,674
		MAR PSUs	—	—		—		—	—	29,916	(5)	4,060,499
		MAR PSUs	—	—		—		—	—	36,276	(6)	4,923,741
		MAR PSUs	—	—		—		—	—	42,465	(7)	5,763,774
Mr. Capuano	2/21/12	MAR SARs	32,762	—		34.67	2/21/22	3,310,928	—	—		—
	2/22/13	MAR SARs	45,804	—		39.27	2/22/23	4,418,254	—	—		—
	2/24/14	MAR SARs	31,578	—		53.25	2/24/24	2,604,553	—	—		—
	2/23/15	MAR SARs	15,410	7,705	(2)	82.67	2/23/25	817,655	408,827	—		—
	2/22/16	MAR SARs	10,171	20,342	(2)	66.86	2/22/26	700,477	1,400,954	—		—
	2/21/17	MAR SARs	—	23,370	(2)	88.31	2/21/27	—	1,108,205	—		—
		MAR RSUs	—	—		—		—	—	56,157	(8)	7,622,190
		MAR PSUs	—	—		—		—	—	7,260	(4)	985,400
		MAR PSUs	—	—		—		—	—	9,972	(5)	1,353,500
		MAR PSUs	—	—		—		—	—	28,803	(6)	3,909,431
		MAR PSUs	—	—		—		—	—	10,647	(7)	1,445,117
Ms. Linnartz	2/23/15	MAR SARs	10,702	5,351	(2)	82.67	2/23/25	567,848	283,924	—		—
	2/22/16	MAR SARs	10,171	20,342	(2)	66.86	2/22/26	700,477	1,400,954	—		—
	2/21/17	MAR SARs	—	28,341	(2)	88.31	2/21/27	—	1,343,930	—		—
		MAR RSUs	—	—		—		—	—	18,013	(9)	2,444,904
		MAR PSUs	—	—		—		—	—	5,043	(4)	684,486
		MAR PSUs	—	—		—		—	—	9,972	(5)	1,353,500
		MAR PSUs	—	—		—		—	—	28,803	(6)	3,909,431
		MAR PSUs	—	—		—		—	—	12,912	(7)	1,752,546

52	Marriott International, Inc.

Executive and Director Compensation

Name	Grant Date	Award Type	SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)			SAR Exercise Price ($)	SAR Expiration Date	SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Grissen	2/16/10	MAR SARs	91,900	—		25.4397	2/16/20	10,135,679	—	—		—
	2/17/11	MAR SARs	39,636	—		38.4942	2/17/21	3,854,038	—	—		—
	2/21/12	MAR SARs	35,972	—		34.67	2/21/22	3,635,330	—	—		—
	2/22/13	MAR SARs	66,796	—		39.27	2/22/23	6,443,142	—	—		—
	2/24/14	MAR SARs	43,914	—		53.25	2/24/24	3,622,027	—	—		—
	2/23/15	MAR SARs	20,118	10,059	(2)	82.67	2/23/25	1,067,461	533,731	—		—
	2/22/16	MAR SARs	12,713	25,426	(2)	66.86	2/22/26	875,544	1,751,089	—		—
	2/21/17	MAR SARs	—	28,341	(2)	88.31	2/21/27	—	1,343,930	—		—
		MAR RSUs	—	—		—		—	—	21,153	(10)	2,871,097
		MAR PSUs	—	—		—		—	—	9,477	(4)	1,286,313
		MAR PSUs	—	—		—		—	—	12,465	(5)	1,691,874
		MAR PSUs	—	—		—		—	—	28,803	(6)	3,909,431
		MAR PSUs	—	—		—		—	—	12,912	(7)	1,752,546
Ms. Oberg	2/22/16	MAR SARs	9,154	18,308	(2)	66.86	2/22/26	630,436	1,260,872	—		—
	2/21/17	MAR SARs	—	25,854	(2)	88.31	2/21/27	—	1,225,997	—		—
		MAR RSUs	—	—		—		—	—	17,272	(11)	2,344,329
		MAR PSUs	—	—		—		—	—	8,976	(5)	1,218,312
		MAR PSUs	—	—		—		—	—	28,803	(6)	3,909,431
		MAR PSUs	—	—		—		—	—	11,778	(7)	1,598,628

(1)	Marriott Vacations Worldwide (“MVW”) SARs resulted from adjustments to the Company SARs to reflect the spin-off of the Company’s timeshare business in 2011. The Intrinsic Value figures for the MVW SARs are based on the closing price of MVW’s common stock (traded on the New York Stock Exchange under ticker symbol VAC) as of December 29, 2017, which was $135.21.
(2)	SARs are exercisable in 33% increments on each of the first, second, and third anniversary of the grant date.
(3)	These RSUs are scheduled to vest as follows, 25,115 on February 15, 2018; 17,050 on February 15, 2019; 7,078 on February 15, 2020.
(4)	These PSUs are Equity Incentive Plan Awards that have not been earned and will vest on February 15, 2018, pending performance results and continued service.
(5)	These PSUs are Equity Incentive Plan Awards that have not been earned and will vest on February 15, 2019, pending performance results and continued service.
(6)	These PSUs are Equity Incentive Plan Awards that have not been earned and will vest on May 15, 2019, pending performance results and continued service.
(7)	These PSUs are Equity Incentive Plan Awards that have not been earned and will vest on February 15, 2020, pending performance results and continued service.
(8)	These RSUs are scheduled to vest as follows, 20,107 on February 15, 2018; 22,123 on February 15, 2019; 13,927 on February 15, 2020.
(9)	These RSUs are scheduled to vest as follows, 8,233 on February 15, 2018; 6,552 on February 15, 2019; 3,228 on February 15, 2020.
(10)	These RSUs are scheduled to vest as follows, 10,542 on February 15, 2018; 7,383 on February 15, 2019; 3,228 on February 15, 2020.
(11)	These RSUs are scheduled to vest as follows, 7,633 on February 15, 2018; 6,694 on February 15, 2019; 2,945 on February 15, 2020.

2018 Proxy Statement	53

Executive and Director Compensation

SAR Exercises and Stock Vested During Fiscal 2017

The following table shows information about SAR exercises and vesting of RSU and PSU awards during fiscal year 2017. MVW SARs resulted from adjustments to the Company SARs to reflect the spin-off of the Company’s timeshare business in 2011.

	SAR Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mr. Marriott	MAR SAR	2/27/17	112,000	6,026,877
	MVW SAR	2/27/17	15,000	1,169,637
	MVW SAR	3/22/17	15,000	1,124,337
	MAR SAR	3/23/17	112,000	6,599,197
	MAR SAR	9/5/17	31,467	2,155,534
	MAR SAR	9/6/17	80,000	5,469,312
	MVW SAR	9/6/17	14,730	1,412,103
Mr. Sorenson	MVW SAR	1/17/17	12,682	753,330	MAR RSU/PSU	2/15/17	95,892	8,473,976
	MVW SAR	2/9/17	8,840	536,033
	MAR SAR	5/26/17	143,916	10,601,054
	MVW SAR	5/26/17	33,091	3,411,988
Mr. Capuano					MAR RSU/PSU	2/15/17	43,334	3,829,426
Ms. Linnartz	MAR SAR	3/23/17	27,978	1,634,195	MAR RSU/PSU	2/15/17	17,003	1,502,555
	MAR SAR	12/11/17	17,763	1,340,218	MAR RSU	3/15/17	1,588	138,759
Mr. Grissen	MAR SAR	2/21/17	28,912	1,805,476	MAR RSU/PSU	2/15/17	34,675	3,064,230
	MAR SAR	12/7/17	5,000	511,777
Ms. Oberg					MAR RSU	2/15/17	5,866	518,378

(1)	For SARs that were exercised, the number of shares in this column reflects the nominal number of shares that were subject to SARs. The number of shares actually delivered under the SARs was lower and represented the value realized on exercise divided by the average market value at exercise.
(2)	The value realized upon exercise is based on the current trading price at the time of exercise.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

The following tables include additional information regarding the value realized by the NEOs in 2017 on the exercise or vesting of Marriott stock awards reported in the table above.

	2017 SAR Exercises
Name	Grant Date	Grant Term	Exercise Date	Number of Shares Exercised	Exercise Price ($)	Average Market Value at Exercise ($)	Stock Price Increase from Grant to Exercise Date (%)	Value Realized Upon Exercise ($)
Mr. Marriott	2/19/08	10 years	2/27/17	112,000	33.50	87.31	161	6,026,877
	2/19/08	10 years	3/23/17	112,000	33.50	92.42	176	6,599,197
	2/19/08	10 years	9/5/17	31,467	33.50	102.00	204	2,155,534
	2/19/08	10 years	9/6/17	80,000	33.50	101.87	204	5,469,312
Mr. Sorenson	2/19/08	10 years	5/26/17	143,916	33.50	107.16	220	10,601,054
Ms. Linnartz	2/21/12	10 years	3/23/17	27,978	34.67	93.08	168	1,634,195
	2/24/14	10 years	12/11/17	17,763	53.25	128.70	142	1,340,218
Mr. Grissen	8/7/08	10 years	2/21/17	28,912	25.88	88.33	241	1,805,476
	2/16/10	10 years	12/7/17	5,000	25.44	127.80	402	511,777

54	Marriott International, Inc.

Executive and Director Compensation

	2017 Restricted/Performance Stock Unit Award Vesting
Name	Grant Date	Vesting Date	Number of Shares Vested	Average Market Value at Grant ($)	Average Market Value at Vesting ($)	Stock Price Increase/ Decrease from Grant to Vesting Date (%)	Value Realized Upon Vesting ($)
Mr. Sorenson	2/22/13	2/15/17	19,099	39.27	88.37	125	1,687,779
	2/24/14	2/15/17	58,756	53.25	88.37	66	5,192,268
	2/23/15	2/15/17	8,065	82.67	88.37	7	712,704
	2/22/16	2/15/17	9,972	66.86	88.37	32	881,226
Mr. Capuano	2/22/13	2/15/17	5,093	39.27	88.37	125	450,068
	2/24/14	2/15/17	32,497	53.25	88.37	66	2,871,760
	2/23/15	2/15/17	2,420	82.67	88.37	7	213,855
	2/22/16	2/15/17	3,324	66.86	88.37	32	293,742
Ms. Linnartz	2/22/13	2/15/17	3,184	39.27	88.37	125	281,370
	2/24/14	2/15/17	8,814	53.25	88.37	66	778,893
	2/23/15	2/15/17	1,681	82.67	88.37	7	148,550
	2/22/16	2/15/17	3,324	66.86	88.37	32	293,742
	3/1/13	3/15/17	1,588	39.38	87.38	122	138,759
Mr. Grissen	2/22/13	2/15/17	5,571	39.27	88.37	125	492,309
	2/24/14	2/15/17	21,790	53.25	88.37	66	1,925,582
	2/23/15	2/15/17	3,159	82.67	88.37	7	279,161
	2/22/16	2/15/17	4,155	66.86	88.37	32	367,177
Ms. Oberg	2/22/13	2/15/17	1,178	39.27	88.37	125	104,100
	2/24/14	2/15/17	939	53.25	88.37	66	82,979
	2/23/15	2/15/17	757	82.67	88.37	7	66,896
	2/22/16	2/15/17	2,992	66.86	88.37	32	264,403

Nonqualified Deferred Compensation for Fiscal Year 2017

The following table presents contributions, earnings, distributions and balances under the EDC for the 2017 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Mr. Marriott	180,000	112,500	1,005,321	—	26,310,814

Mr. Sorenson	243,392	152,120	213,468	—	5,750,813

Mr. Capuano	24,000	18,000	34,467	—	920,796

Ms. Linnartz	47,999	34,879	917	—	48,892

Mr. Grissen	487,212	60,541	231,060	—	6,170,893

Ms. Oberg	197,463	55,306	33,053	—	935,122

2018 Proxy Statement	55

Executive and Director Compensation

(1)	The amounts in this column consist of elective deferrals by the NEOs of salary for the 2017 fiscal year and non-equity incentive plan compensation for 2016 (otherwise payable in 2017) under the EDC. The following table indicates the portion of each executive’s elective contributions that was attributable to 2017 salary that is reported in the Summary Compensation Table.

Name	Amounts that Relate to the Contribution of Salary ($)

Mr. Marriott	180,000

Mr. Sorenson	78,000

Mr. Capuano	24,000

Ms. Linnartz	47,999

Mr. Grissen	80,000

Ms. Oberg	52,500

(2)	The amounts in this column reflect aggregate notional earnings during 2017 of each NEO’s account in the EDC. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2017 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2017 ($)

Mr. Marriott	214,007

Mr. Sorenson	45,635

Mr. Capuano	7,358

Ms. Linnartz	226

Mr. Grissen	49,398

Ms. Oberg	7,141

(3)	This column includes amounts in each NEO’s total EDC account balance as of the last day of the 2017 fiscal year. The following table presents the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company’s prior-year proxy statements since we became a public company on March 27, 1998.

Name	Amounts that were Reported as Compensation in Prior Year Proxy Statements ($)

Mr. Marriott	13,739,635

Mr. Sorenson	3,976,470

Mr. Capuano	196,542

Ms. Linnartz	—

Mr. Grissen	1,810,260

Ms. Oberg	213,250

Under the EDC, participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions. Such amounts are immediately vested. In addition, the NEOs may receive a discretionary Company match which is vested when made. For 2017, the NEOs received a discretionary match which is described in the discussion of Nonqualified Deferred Compensation Plan in the CD&A. No additional discretionary Company contribution was made for 2017.

For 2017, the Company credited participant plan accounts with a rate of return determined by the Company. The rate of return was determined largely by reference to the Company’s estimated long-term cost of borrowing and was set at 4.0% for 2017. To the extent that this rate exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

56	Marriott International, Inc.

Executive and Director Compensation

Executives may receive a distribution of the vested portion of their EDC accounts upon termination of employment or, in the case of deferrals by the executive and Company matching contributions (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each year’s deferrals and Company match may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the executive as a single lump sum cash payment or annual cash payments over a term of two to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. Typically, the NEOs are specified employees.

Potential Payments Upon Termination or Change in Control

The Company does not have employment agreements or severance agreements with any of the NEOs.

Upon retirement or, except as discussed below, permanent disability (as defined in the pertinent plan), a NEO may continue to vest in and receive distributions under outstanding stock awards for the remainder of their vesting period; may exercise SARs for up to five years subject to the awards’ original terms; and immediately vests in the unvested portion of his or her EDC account. However, annual stock awards (except for Mr. Capuano’s separate RSU award described in the CD&A) provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. In addition, the Stock Plan was amended on May 5, 2017 to provide that RSUs, SARs and other stock awards granted on or after February 21, 2017 will vest in full upon permanent disability (as defined in the amended plan), including at target performance level for PSUs.

Any cash incentive payments under the annual cash incentive program will be forfeited if an executive is not employed on the last day of the fiscal year, except that the annual cash incentive will be paid based on the target performance level, pro-rated based on the days worked during the year, upon death or disability, in addition to payment upon a NEO’s termination of employment in connection with or following a change in control as discussed below.

For these purposes, retirement means a termination of employment with retirement approval of the Committee by an executive who has attained age 55 with 10 years of service with the Company, or, for the EDC and for Stock Plan annual stock awards granted before 2006, has attained 20 years of service with the Company. In all cases, however, the Committee or its designee has the authority to revoke approved retiree status if an executive terminates employment for serious misconduct or is subsequently found to have engaged in competition with the Company or engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. A NEO who dies as an employee or while an approved retiree immediately vests in his or her EDC account, SARs and other stock awards. These provisions were developed based on an analysis of external market data. As of December 31, 2017, Messrs. Marriott, Sorenson and Grissen and Ms. Oberg met the age and service conditions for retirement eligibility. Mr. Capuano and Ms. Linnartz will meet those conditions if they remain employed until December 17, 2020 and March 28, 2023, respectively.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the plan, the Company or its successor may in its discretion provide substitute equity awards under the Stock Plan or, if no similar equity awards are available, an equivalent value as determined at that time will be credited to each NEO’s account in the EDC, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the EDC accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled or exchanged for value. The intrinsic values of the vested and unvested SARs and unvested stock awards as of the last day of the fiscal year are indicated for each NEO in the Outstanding Equity Awards at 2017 Fiscal Year-End table.

In addition, if any NEO’s employment is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) beginning three months before and ending twelve months following a change in control (as defined under the Stock Plan) of the Company, the NEO will become fully vested in all unvested equity awards under the Stock Plan (including at the target performance level for PSUs). In those

2018 Proxy Statement	57

Executive and Director Compensation

circumstances, all SARs will be exercisable until the earlier of the original expiration date of the awards or 12 months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event, except that certain stock awards subject to the requirements of Section 409A of the Internal Revenue Code may not be distributable for six months following termination of employment if the NEO is a “specified employee” under Section 409A, which is typical. In addition, any cash incentive payments under the annual cash incentive program will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s termination of employment in connection with or following a change in control, and any unvested EDC balances will immediately vest. Each of the NEOs was fully vested in their EDC accounts as of December 31, 2017. The Company does not provide any tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a deduction or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code.

The table below reflects the intrinsic value of unvested stock awards and cash incentive payments that each NEO would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of December 31, 2017, the end of our fiscal-year (based on the Company’s closing stock price of $135.73 on December 29, 2017). Each of the NEOs was fully vested in their EDC accounts as of December 31, 2017.

Name	Plan	Retirement ($)(1)	Disability ($)(1)	Death ($)	Change in Control and Termination ($)
Mr. Marriott	Stock Plan	—	—	—	—
	Total Cash Incentive	—	—	—	—
Mr. Sorenson	Stock Plan	26,652,833	42,116,855	42,116,855	42,116,855
	Total Cash Incentive	—	1,950,000	1,950,000	1,950,000
Mr. Capuano	Stock Plan	—	18,233,624	18,233,624	18,233,624
	Total Cash Incentive	—	600,000	600,000	600,000
Ms. Linnartz	Stock Plan	—	13,173,675	13,173,675	13,173,675
	Total Cash Incentive	—	600,000	600,000	600,000
Mr. Grissen	Stock Plan	10,602,179	15,140,011	15,140,011	15,140,011
	Total Cash Incentive	—	600,000	600,000	600,000
Ms. Oberg	Stock Plan	7,074,884	11,557,569	11,557,569	11,557,569
	Total Cash Incentive	—	562,500	562,500	562,500

(1)	These Stock Plan amounts will become exercisable or be distributed following termination of employment over the period described in the awards, subject to the conditions not to engage in competition or other conduct injurious to the Company as described in more detail above, provided that, upon retirement for retirement-eligible NEOs, a portion of the RSUs, SARs, and PSUs granted on February 21, 2017 (except for Mr. Capuano’s separate RSU award described in the CD&A) will be earned based on the number of days from the grant date through the retirement date, and, upon a qualifying disability, such awards (including Mr. Capuano’s separate RSU award) will vest in full, including at target performance level for PSUs.

The benefits presented in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and vested EDC balances, and benefits available generally to salaried associates such as benefits under the Company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

58	Marriott International, Inc.

Executive and Director Compensation

CEO Pay Ratio

We determined that the 2017 annual total compensation of the median compensated of all our employees who were employed as of October 1, 2017, other than our CEO, Mr. Sorenson, was $33,697; Mr. Sorenson’s 2017 annual total compensation was $13,311,617, and the ratio of these amounts was 1-to-395.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. To identify the median compensated employee, we used total gross earnings, which we measured over a 9-month period that included the January 1 to September 30, 2017 payroll cycles, and estimated total gross earnings for full- and part-time permanent employees who did not work for the entire 9-month period, based on their earnings for the portion of the period that they worked. At non-U.S. managed hotels, where employment laws and practices may vary, we included only those individuals who are identified as employees on the records of the business units where they work.

Director Compensation

For 2017, we paid non-employee directors compensation in the form of annual cash retainer fees and Non-Employee Director Share Awards under the Stock Plan, as follows:

Type of Fee (all fees below are annual)	Amount of Fee ($)
Board Retainer Fee	85,000
Share Award	140,000
Audit Committee Chair Fee	20,000
Other (Non-Audit) Committee Chair Fee	10,000
Audit Committee Member Retainer	10,000

We pay a retainer and chair fees on a quarterly basis. However, in accordance with established Company procedures, a director may make an advance election to defer payment of all or a portion of his or her director fees pursuant to the Stock Plan and/or the EDC. Annual retainer and chair fees that are deferred pursuant to the Stock Plan will be credited as stock units to the director’s stock unit account in the plan. As elected by the director, retainer and chair fees that are credited to the director’s stock unit account as stock units may be distributed as an equal number of shares in a lump sum or in one to 10 annual installments following termination of service as a Board member. Additional stock units are credited to the director’s stock unit account to reflect any dividends paid on our Class A common stock in a number equal to (x) the per-share cash dividend amount multiplied by the number of stock units in the director’s account divided by (y) the average of the high and low prices of a share of our Class A common stock on the dividend payment date.

Alternatively, a director may make an advance election to receive payment of all or any part of his or her retainer fees (not chair fees) in the form of SARs having an equivalent grant date value. We grant director SARs with an exercise price equal to fair market value on the grant date and with a 10-year term. The SARs become vested and exercisable on the last business day immediately preceding the next annual meeting of stockholders or, if earlier, upon the director’s termination of service due to death or permanent disability.

The Company grants the Non-Employee Director Share Awards following the Company’s annual meeting of stockholders. A Director Share Award is a fully vested grant of stock that the director may choose to have distributed in a lump sum on the one-year anniversary of the grant or in a lump sum or one to 10 annual installments following termination of service as a Board member. Directors make their elections in the year prior to grant of the award. The annual Non-Employee Director Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed.

2018 Proxy Statement	59

Executive and Director Compensation

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. We report the value of these benefits to the directors as taxable compensation and do not provide the directors any gross-up to cover such taxes.

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of stockholders. To emphasize this principle, Board stock ownership guidelines require that each non-employee director own Company stock or stock units valued at three times the director’s combined annual cash and stock retainers, or roughly eight times the annual cash retainer. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

Director Compensation for Fiscal Year 2017

The following Director Compensation Table presents the compensation we paid in 2017 to our non-employee directors. As officers, Deborah Marriott Harrison, J.W. Marriott, Jr. and Arne M. Sorenson are not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mary K. Bush	95,000	140,010	—	—	235,010
Bruce W. Duncan	85,000	140,010	—	—	225,010
Frederick A. Henderson	105,000	140,010	—	—	245,010
Eric Hippeau	85,000	140,010	—	—	225,010
Lawrence W. Kellner	95,000	140,010	—	—	235,010
Debra L. Lee	95,000	140,010	929	3,563	239,502
Aylwin B. Lewis	95,000	140,010	82	13,831	248,923
George Muñoz	66,017	140,010	1,444	22,914	230,385
Steven S Reinemund	95,000	140,010	2,080	2,406	239,496
W. Mitt Romney	95,000	140,010	—	12,289	247,299
Susan C. Schwab	85,000	140,010	55	3,188	228,253

(1)	This column includes any fees that the directors elected to defer to their stock unit accounts in the Stock Plan, cash retainer fees that the directors elected to receive as Director SARs, and fees that were deferred pursuant to the EDC, as follows:

Name	Fees Credited to Stock Unit Account in the Stock Plan ($)	Fees Elected as a Director SAR Award ($)	Fees Deferred Pursuant to the EDC ($)
Mr. Hippeau	56,667	—	—
Ms. Lee	—	—	5,700
Mr. Lewis	32,083	—	32,083
Mr. Muñoz	—	—	66,017
Mr. Reinemund	—	—	3,850
Ms. Schwab	—	—	5,100

60	Marriott International, Inc.

Executive and Director Compensation

Messrs. Hippeau and Lewis elected to have stock units credited to their stock unit accounts under the Stock Plan, in lieu of cash payments of a portion of their annual cash retainer, which were credited on August 9, 2017, November 10, 2017, and February 20, 2018. The number of stock units credited to each director’s stock unit account was determined by dividing (i) the amount the director elected to defer by (ii) the average of the high and low trading prices of the Company’s Class A common stock on the respective credit dates, which were $102.21, $119.44, and $139.54.
(2)	Each non-employee director was granted a Director Share Award on May 11, 2017, for 1,358 shares. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the value of the Director Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $103.10 per share. The amounts reported in the “Stock Awards” column reflect the grant-date fair value of the award, determined in accordance with accounting guidance for share-based payments.
(3)	The following table indicates the number of outstanding or SARs, stock options (“SO”), restricted stock units, and deferred stock (“DS”) held by each director at the end of 2017. This table also includes MVW stock awards resulting from adjustments to the Company stock awards for the Company’s timeshare business spin-off in 2011. SO and RSU awards held by Messrs. Duncan, Hippeau and Lewis reflect Starwood awards that converted into awards that are settled in Marriott stock, and do not reflect accrued dividend equivalents that are paid in cash upon settlement of DS awards.

Name	Award Type	Number of Securities Underlying Unexercised Director Options/ SARs		Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Have Vested (#)
		Exercisable (#)	Unexercisable (#)
Ms. Bush	MAR DS	—	—	—	20,886
	MVW DS	—	—	—	1,175
Mr. Henderson	MAR DS	—	—	—	10,108
Mr. Kellner	MAR DS	—	—	—	20,320
	MVW DS	—	—	—	1,021
Ms. Lee	MAR DS	—	—	—	29,956
	MVW DS	—	—	—	1,704
Mr. Muñoz	MAR SARs	21,375	—	—	—
	MAR DS	—	—	—	43,027
	MVW DS	—	—	—	3,399
Mr. Reinemund	MAR DS	—	—	—	3,088
	MVW DS	—	—	—	173
Mr. Romney	MAR DS	—	—	—	10,108
Ms. Schwab	MAR DS	—	—	—	3,108
Mr. Duncan	MAR SO	3,376	—	—	—
	MAR RSU	—	—	4,008	9,383
	MAR DS	—	—	—	1,358
Mr. Hippeau	MAR SO	6,410	—	—	—
	MAR RSU	—	—	—	34,512
	MAR DS	—	—	—	1,676
Mr. Lewis	MAR DS	—	—	—	1,540

(4)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed for the NEOs under “Nonqualified Deferred Compensation for Fiscal Year 2017” above.
(5)	This column includes Company allocations made by the Company under the EDC for fiscal year 2017 and perquisites and personal benefits, including complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each director for the fiscal year.

2018 Proxy Statement	61

Executive and Director Compensation

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/SARs, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options/SARs, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	9,619,066	(1)	$37.03	21,172,745	(2)
Equity compensation plans not approved by stockholders(3)	454,357		—	11,271,366
Total	10,073,423			32,444,111

(1)	Includes 6,041,218 shares subject to outstanding PSU, RSU, and deferred stock bonus awards, as well as DS awards to directors under the Stock Plan, that are not included in the calculation of the Weighted-Average Exercise Price column. Includes 1,002,955 shares issuable at target under outstanding PSUs.
(2)	Consists of 10,963,011 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)	Represents shares subject to outstanding restricted stock, RSU, and deferred stock awards and shares remaining available for future issuance under the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan. Does not include 67,706 shares subject to options/SARs with a weighted average exercise price of $43.95 and 41,109 shares subject to other equity awards, all of which were assumed in acquisitions.

The Company assumed the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan (the “Starwood LTIP”) in connection with the acquisition of Starwood. The Starwood LTIP authorizes the award of stock options, SARs, restricted stock, RSUs, PSUs and other equity-based or equity-related awards to employees and consultants, except that awards cannot be granted to any person who was an employee of the Company or its subsidiaries at the time of the acquisition. The Starwood LTIP is administered by the Compensation Policy Committee of the Company’s Board, which may delegate to one or more executive officers or directors the authority to grant awards under the plan.

62	Marriott International, Inc.

Stock Ownership

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our directors, director nominees and executive officers as of January 31, 2018 (unless otherwise noted), as well as additional information about beneficial owners of more than five percent of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. After eliminating double-counting of shares beneficially owned, J.W. Marriott, Jr. and Deborah M. Harrison together have an aggregate beneficial ownership of 11.33 percent of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., Deborah M. Harrison, and each of the “Other 5% Beneficial Owners” shown below, except for The Vanguard Group, is 16.98 percent of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors and Director Nominees:
J.W. Marriott, Jr.	39,477,386	(2)(3)(4)(5)	11.00%
Mary K. Bush	21,161	(7)	*
Bruce W. Duncan	103,659	(8)(16)	*
Frederick A. Henderson	10,108	(7)	*
Deborah M. Harrison	29,189,935	(3)(4)(6)	8.14%
Eric Hippeau	37,172	(8)	*
Lawrence W. Kellner	22,320	(7)	*
Debra L. Lee	29,956	(7)	*
Aylwin B. Lewis	10,608		*
George Muñoz	64,269	(7)(8)	*
Steven S Reinemund	32,523	(7)	*
W. Mitt Romney	14,888	(7)	*
Arne M. Sorenson	1,628,654	(8)	*
Susan C. Schwab	5,855	(7)	*
Other Named Executive Officers:
Anthony G. Capuano	155,383	(8)	*
Stephanie C. Linnartz	63,172	(8)	*
David J. Grissen	307,835	(8)	*
Kathleen K. Oberg	36,560	(8)	*
All Directors and Executive Officers as a Group: (24 persons)	43,618,848	(9)	12.99%
Other 5% Beneficial Owners:
Richard E. Marriott	30,014,082	(2)(11)	8.37%
John W. Marriott III	25,385,794	(4)(10)	7.08%
Juliana B. Marriott	25,121,312	(4)(12)	7.00%
Stephen Blake Marriott	24,372,309	(4)(13)	6.80%
David S. Marriott	29,970,262	(4)(14)	8.36%
Nicole M. Avery	24,247,517	(4)(15)	6.76%
JWM Family Enterprises, Inc.	24,227,118	(4)	6.76%
JWM Family Enterprises, L.P.	24,227,118	(4)	6.76%

The Vanguard Group	20,154,908	(17)	5.52%
100 Vanguard Blvd. Malvern, PA 19355

2018 Proxy Statement	63

Stock Ownership

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (358,376,231) on January 31, 2018, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2018 as described below.
(2)	Includes the following 12,088,288 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 3,718,441 shares held by trusts for the benefit of their children and grandchildren, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees; and (c) 4,846,110 shares held by a limited liability company for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-managers.
(3)	Includes 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees that both J.W. Marriott, Jr. and his daughter Deborah M. Harrison report as beneficially owned.
(4)	Includes the following 24,227,118 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, and David S. Marriott, his grandson Stephen Blake Marriott, his daughter-in-law Juliana B. Marriott, his granddaughter Nicole L. Avery, JWM Family Enterprises, Inc., and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 9,199,999 shares owned by Thomas Point Ventures, L.P.; (b) 3,940,000 shares owned by Anchorage Partners, L.P.; (c) 260,000 shares owned by Dauntless Limited Holdings, LLC; (d) 2,504,028 shares owned by Terrapin Limited Holdings, LLC; (e) 320,000 shares owned by Short North Limited Holdings LLC; and (f) 8,003,091 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr., each of his children, his granddaughter, Nicole M. Avery and his grandson, Stephen Blake Marriott, is a director, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and the sole member of Terrapin Limited Holdings, LLC and Short North Limited Holdings LLC. Anchorage Partners, L.P., is the sole member of Dauntless Limited Holdings, LLC. The address for the corporation, the three limited partnerships and the three limited liability companies is 9737 Washington Boulevard, Suite 404, Gaithersburg, Maryland 20878.
(5)	Includes the following 2,922,020 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 239,239 shares held in a 401(k) account for the benefit of J.W. Marriott, Jr.; (b) 240,024 shares held in a revocable trust for the benefit of J.W. Marriott, Jr., for which he is the sole trustee; (c) 371,021 shares subject to SARs currently exercisable or exercisable within 60 days after January 31, 2018; (d) 285,758 shares held in a revocable trust for the benefit of J.W. Marriott, Jr.’s spouse, for which his spouse is the sole trustee (Mr. Marriott disclaims beneficial ownership of such shares); (e) 1,738,938 shares owned by separate trusts for the benefit of J.W. Marriott, Jr.’s children and grandchildren, for which his spouse serves as a co-trustee; and (f) 47,000 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees.
(6)	Includes the following 4,722,817 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnotes (3) and (4): (a) 145,647 shares directly held; (b) 18,862 shares owned by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares) (c) 6,420 shares held in two trusts for the benefit of Deborah M. Harrison’s grandchildren, for which Deborah M. Harrison’s spouse serves as trustee; (d) 208,023 shares held in three trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison serves as trustee; (e) 209,210 shares held in a trust for the benefit of Deborah M. Harrison’s descendants, for which Deborah M. Harrison serves as trustee; (f) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees; (g) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as trustees; (h) 54,920 shares held in a limited liability company of which Deborah M. Harrison is a manager; (i) 110,561 shares held in a limited liability company of which Deborah M. Harrison’s spouse is a manager; (j) 4,987 shares subject to SARs and RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after January 31, 2018; (k) 10,284 shares subject to SARs and RSUs held by Deborah M. Harrison’s spouse currently exercisable or exercisable within 60 days after January 31, 2018 (Mrs. Harrison disclaims beneficial ownership of such shares) and (l) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees (referenced in footnote (2)(b) above).
(7)	Includes the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were beneficially owned as of January 31, 2018, as follows: Ms. Bush: 20,886 shares; Mr. Henderson: 10,108 shares; Mr. Kellner: 20,320 shares; Ms. Lee: 29,956 shares; Mr. Muñoz: 43,027 shares; Mr. Reinemund: 3,088 shares; Mr. Romney: 10,108 shares; and Ms. Schwab: 3,108 shares.
(8)	Includes shares subject to Options, PSUs, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2018, as follows: Mr. Capuano: 130,556 shares; Mr. Duncan: 3,926 shares; Mr. Grissen: 260,791 shares; Mr. Hippeau: 6,410 shares; Ms. Linnartz: 35,216 shares; Mr. Muñoz: 13,583 shares; Ms. Oberg: 21,085 shares; and Mr. Sorenson: 997,504 shares.
(9)	The 3,523,737 shares described in footnote (2)(b), the 240,000 shares described in footnote (3) and the 24,227,118 shares described in footnote (4) are reported as beneficially owned by each of J.W. Marriott, Jr. and Deborah M. Harrison, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All directors and executive officers as a group held 2,311,956 Options, PSUs, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2018. All directors and executive officers as a group, other than J.W. Marriott, Jr. and Deborah M. Harrison, beneficially owned an aggregate of 2,942,382 shares (including 1,925,664 Options, PSUs, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2018), or 0.81 percent of our Class A common stock outstanding as of January 31, 2018.
(10)	Includes the following 1,158,675 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (4): (a) 407,481 shares directly held; (b) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees (referenced in footnote (6)(f) above); (c) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees; (d) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referenced in footnote (6)(g) above); (e) 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote (3) above); and (f) 6,029 shares held in a 401(k) account for the benefit of John W. Marriott III.

64	Marriott International, Inc.

Stock Ownership

(11)	Includes the following 17,925,794 shares that Richard E. Marriott reports as beneficially owned, in addition to the 12,088,288 shares referred to in footnote (2): (a) 12,914,353 shares directly held; (b) 286,749 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,076,467 shares owned by three trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 2,390,521 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting stockholder; (e) 1,215,704 shares held in a charitable annuity trust created by Richard E. Marriott, for which he serves as co-trustee; (f) 17,000 shares held by a trust established for the benefit of J.W. Marriott, Jr., for which Richard E. Marriott serves as trustee; and (g) 25,000 shares owned by the Richard E and Nancy P. Marriott Foundation, for which Richard E. Marriott and his spouse serve as directors and officers. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.
(12)	Includes the following 894,194 shares that Juliana B. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 18,000 shares directly held; (b) 41,634 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which Juliana B. Marriott serves as trustee (along with David S. Marriott as co-trustee for one such trust); (c) 147,387 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Juliana B. Marriott serves as trustee (along with David S. Marriott as co-trustee for one such trust); (d) 221,678 shares owned by three trusts for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott and Juliana B. Marriott serve as co-trustees; and (e) 465,495 shares owned by a trust for the benefit of Juliana B. Marriott, for which David S. Marriott and Juliana B. Marriott are co-trustees.
(13)	Includes 145,191 shares that Stephen Blake Marriott reports as beneficially owned in addition to the shares referred to in footnote (4).
(14)	Includes the following 5,743,144 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 628,516 shares directly held; (b) 15,418 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 76,092 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott and another individual serve as trustees; (d) 142,565 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which David S. Marriott and another individual serve as trustees; (e) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees; (referenced in footnote 10(c) above); (f) 221,678 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott and Juliana B. Marriott serve as co-trustees (referenced in footnote (12)(d) above); (g) 65,354 shares owned by two trusts for the benefit of Stephen Blake Marriott, for which Juliana B. Marriott and David S. Marriott as co-trustee (referenced in footnotes (12)(b) and (c) above); (h) 465,495 shares owned by a trust for the benefit of Juliana B. Marriott, for which David S. Marriott and Juliana B. Marriott are co-trustees (referenced in footnote (12)(e) above); (i) 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote (3) above); (j) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referenced in footnote (6)(g) above); (k) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which David S. Marriott serves as co-trustee with J.W. Marriott, Jr., Richard E. Marriott and Deborah M. Harrison (referenced in footnote (2)(b) above) and (l) 38,289 shares subject to Options and RSUs currently exercisable or exercisable within 60 days after January 31, 2018.
(15)	Includes 20,399 shares that Nicole M. Avery reports as beneficially owned in addition to the shares referred to in footnote (4).
(16)	Includes 57,092 shares held by The Bruce Duncan Revocable Trust of which Mr. Duncan is sole trustee and beneficiary.
(17)	Based on a review of a Schedule 13G report filed with the SEC on February 9, 2018, The Vanguard Group beneficially owned 20,154,908 shares as of December 31, 2017, with sole voting power as to 442,359 shares, shared voting power as to 70,586 shares, sole dispositive power as to 19,653,793 shares, and shared dispositive power as to 501,115 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements for fiscal year 2017 except for a late filing on Form 4 by Mr. Hippeau to report the distribution of 1,322 shares deferred under the Starwood LTIP, which was due to an administrative error.

2018 Proxy Statement	65

Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Executive Chairman and Chairman of the Board, including Deborah M. Harrison (daughter of J.W. Marriott, Jr.), a member of the Company’s Board of Directors and an officer of the Company, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 17 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida	Marriott	2003
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007
Charlotte, North Carolina	Renaissance	2007
Cleveland, Ohio	Marriott	2007
Newark, New Jersey	Renaissance	2007
Fairfax City, Virginia	Residence Inn	2017

Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises, and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2018. In fiscal 2017, we received management fees of approximately $12.8 million plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $117,752 from our operation of and provision of services for these hotels. The Company has no financial involvement in either the hotels listed above beyond the foregoing roles or in Family Enterprises.

Our Company was founded by J.W. Marriott, Jr.’s father, and the Board believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Executive Chairman and Chairman of the Board and Deborah M. Harrison’s membership on the Board of Directors and position as Global Officer, Marriott Culture and Business Councils, the Company employs a number of members of the Marriott family in management positions, including J.W. Marriott, Jr.’s son, David S. Marriott, and his son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison, and his grandson (and Ms. Harrison’s son), Christopher Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). The compensation levels of family members of our directors and executive officers are set based on reference to external market practice of similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions.

66	Marriott International, Inc.

Transactions with Related Persons

Employed family members with total compensation for 2017 in excess of $120,000, which includes base salary, bonus, the value of stock-based awards, and other compensation, are shown in the table below.

Director / Executive Officer	Family Member	Family Member Position	Total Compensation ($)
J.W. Marriott, Jr. and Deborah M. Harrison	David S. Marriott	Chief Operations Officer, Americas East	1,350,437
	Ronald T. Harrison	Global Officer, Architecture and Construction	1,123,816
	Deborah M. Harrison	Global Officer, Marriott Culture and Business Councils	668,513
	Christopher Harrison	Director, Hotel Operations	185,753

J.W. Marriott, Jr. reimbursed the Company for the cost of non-business-related services provided by Company associates in the amount of $470,372 for 2017.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include each of the Company’s Continental Presidents, the Company’s Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers responsible for lodging development and lodging operations, reviews all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Audit Committee and the Corporate Growth Committee have considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•	certain lodging transactions with specified maximum dollar thresholds where the Corporate Growth Committee has both approved the transaction and determined that its terms are no less favorable to the Company than those of similar contemporaneous transactions with unrelated third parties and, in some cases, where the transaction is the result of an open auction process involving at least three unrelated third-party bidders;

•	certain other lodging transactions with specified maximum dollar thresholds that are consistent with general terms and conditions that the Audit Committee has previously approved;

•	employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers, are subject to required proxy statement disclosure;

•	certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both the Company’s Governance Principles and the Nasdaq corporate governance listing standards; and

•	non-lodging transactions involving less than $500,000 that are approved by at least two members of the Corporate Growth Committee for whom the transactions pose no conflict of interest.

2018 Proxy Statement	67

Questions and Answers About the Meeting

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of each of the 14 director nominees, ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”), an advisory vote to approve executive compensation, approval of proposed amendments to the Company’s Certificate and Bylaws to provide holders of 25% of Company stock the right to call special meetings; a stockholder resolution to allow holders of 15% of Company stock to call special meetings; a stockholder resolution recommending implementation of a simple majority voting standard in our governance documents; a stockholder resolution requesting a report on the Company’s policies and goals for pay equity based on gender, race and ethnicity; and any other matters that may properly be presented at the meeting. In addition, our management will report on the Company’s performance during fiscal year 2017 and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 12, 2018, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices may not be used at the meeting. Stockholders whose shares are held beneficially through a brokerage firm, bank, trust or other similar organization (that is, in “street name”) also may attend the meeting by obtaining a legal proxy provided by their broker, bank or other organization and bringing that proxy to the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the last page of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the March 12, 2018 record date, 356,899,739 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the meeting, or by marking, signing, and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. Telephone and Internet voting is available through 11:59 p.m. Eastern Time on Thursday, May 3, 2018. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. You must obtain a legal proxy from the broker or other nominee that holds your shares if you wish to vote in person at the annual meeting. If you do not provide voting instructions to your broker in advance of the annual meeting, your broker will have discretionary authority to vote on “routine matters.” The ratification of the appointment of the independent registered public accounting firm in Item 2 is the only item on the agenda for the annual meeting that is considered routine.

68	Marriott International, Inc.

Questions and Answers About the Meeting

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of each of the 14 director nominees (see Item 1 on page 8);

•	FOR the ratification of the appointment of the independent auditor (see Item 2 on page 8);

•	FOR the advisory vote to approve executive compensation (see Item 3 on page 9);

•	FOR the approval of proposed amendments to the Certificate and Bylaws to provide holders of 25% of Company stock the right to call special meetings (see Item 4 on page 9);

•	AGAINST the stockholder resolution to allow holders of 15% of Company stock to call special meetings (see Item 5 on page 12);

•	AGAINST the stockholder resolution recommending implementation of a simple majority voting standard in our governance documents (see Item 6 on page 14); and

•	AGAINST the stockholder resolution requesting a report on the Company’s policies and goals for pay equity based on gender, race and ethnicity (See Item 7 on page 16).

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. Except as indicated below with respect to shares held in the Marriott Retirement Savings Plan or the Starwood Savings and Retirement Plan (together, the “401(k) Plans”), if you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of each of the 14 director nominees; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2018; FOR the advisory vote to approve executive compensation; FOR the approval of proposed amendments to the Certificate and Bylaws to provide holders of 25% of Company stock the right to call special meetings; AGAINST the stockholder resolution to allow holders of 15% of Company stock to call special meetings; AGAINST the stockholder resolution recommending implementation of a simple majority voting standard in our governance documents; and AGAINST the stockholder resolution requesting a report on the Company’s policies and goals for pay equity based on gender, race and ethnicity.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Computershare Investor Services, P.O. Box 43006, Providence, RI 02940-3078;

(3)	Voting by telephone or the Internet until 11:59 p.m. Eastern Time on Thursday, May 3, 2018; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the 401(k) Plans, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the respective 401(k) Plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, on Tuesday, May 1, 2018. If you do not send instructions by this deadline or if you do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

2018 Proxy Statement	69

Questions and Answers About the Meeting

What vote is required to approve each item?

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors. Your broker or nominee will not be permitted to vote on the election of directors without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted in the election of directors unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution.

For ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of Class A common stock present in person or represented by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to this item will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Your broker or nominee will be permitted to vote on this item without instructions from the beneficial owner. Broker non-votes, to the extent there are any, will not have any effect on the outcome of votes for this item.

For approval of (i) the advisory vote to approve executive compensation; (ii) the stockholder resolution to allow holders of 15% of Company stock to call special meetings; (iii) the stockholder resolution recommending implementation of a simple majority voting standard in our governance documents; and (iv) the stockholder resolution requesting a report on the Company’s policies and goals for pay equity based on gender, race and ethnicity, the affirmative vote of the holders of a majority of the shares of Class A common stock present in person or represented by proxy and entitled to vote on the items will be required for approval. For approval of the amendments to the Company’s Certificate and Bylaws to provide 25% of stockholders the right to call special meetings, the affirmative vote of 66 and 2/3% of the shares of Class A common stock outstanding and entitled to vote will be required for approval. Your broker or nominee will not be permitted to vote on these items without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted to approve any of these items unless you affirmatively vote your shares on these items in accordance with the voting instructions provided by that institution. Instructions to “ABSTAIN” with respect to these five items will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” these items. Broker non-votes will not have any effect on the outcome of votes for these items.

Who will count the vote?

Representatives of Computershare Investor Services, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Computershare Investor Services Program for Marriott International, Inc. Stockholders administered by Computershare Investor Services; (ii) if you are participant in the Marriott Retirement Savings Plan, any shares that may be held for your account by The Northern Trust Company as the plan’s custodian, and (iii) if you are a participant in the Starwood Savings and Retirement Plan, any shares that may be held for your account by State Street Bank & Trust Company. Shares that you hold in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. In order to vote all your shares, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Investor Services, at (800) 311-4816.

70	Marriott International, Inc.

Questions and Answers About the Meeting

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2018 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to J.W. Marriott, Jr. and/or Arne M. Sorenson (with full power of substitution) to vote on such matters at their discretion.

When are stockholder proposals for the 2019 annual meeting of stockholders due?

To be considered for inclusion in our proxy statement for the 2019 annual meeting of stockholders, stockholder proposals must be received at our offices no later than the close of business on December 5, 2018. Proposals must comply with Rule 14a-8 under the Exchange Act, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

In addition, our Bylaws require that, if a stockholder desires to introduce a stockholder proposal, other than a nomination for the election of directors, from the floor of the 2019 annual meeting of stockholders, notice of such proposal must be delivered in writing to the Company’s Secretary at the above address no earlier than the close of business on January 4, 2019 and no later than the close of business on February 3, 2019. However, if the 2019 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made. If a stockholder desires to nominate a director from the floor of the 2019 annual meeting of stockholders, our Bylaws require that notice of such nomination be delivered in writing to the Company’s Secretary at the above address no later than February 3, 2019. However, in the event that the 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be so delivered no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The notice of such written proposal or nomination must comply with our Bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with our Bylaws.

If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2019 annual meeting through the Company’s proxy access provision, the Company must receive proper written notice of the nomination not less than 120 or more than 150 days before the anniversary date that the definitive proxy statement was first released to stockholders in connection with the immediately preceding annual meeting, or between the close of business on November 5, 2018 and the close of business on December 5, 2018 for the 2019 annual meeting, and the nomination must otherwise comply with our Bylaws. However, in the event that the 2019 annual meeting of stockholders is more than 30 days before or after the anniversary date, the stockholder’s notice must be delivered no earlier than the close of business on the 150th day prior to such meeting and no later than the close of business on the 120th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made.

If a stockholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Exchange Act, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You can find a copy of our Bylaws in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Governance” and then “Documents & Charters,” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

2018 Proxy Statement	71

Questions and Answers About the Meeting

Will there be a sign language interpreter at the meeting?

If you would like to have a sign language interpreter at the annual meeting, please send your request in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. We must receive your request no later than April 26, 2018.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $18,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular associates who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials, and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•	If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, Computershare Investor Services, at www.computershare.com/investor and the step-by-step instructions will prompt you through enrollment.

•	If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving stockholder communications in print form.

72	Marriott International, Inc.

Householding

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 or by calling (301) 380-6601. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.marriott.com/investor) by clicking on “SEC Filings.” Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2018 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The proxy statement and annual report to stockholders are available at www.envisionreports.com/MAR.

Any stockholder who would like a copy of our 2017 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriott.com/investor) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Bancroft S. Gordon
Secretary

2018 Proxy Statement	73

Exhibit A

Exhibit A

Special Meeting Amendments Submitted for Stockholder Approval

Set forth below is the text of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws proposed to be amended by Item 4. Proposed additions are indicated by double underlining, and proposed deletions are indicated by strike-outs.

I.	Proposed Amendments to the Restated Certificate of Incorporation

THIRTEENTH. Notwithstanding the provisions of Article TWELFTH, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation (i) may be called ~~only~~ by the board of directors pursuant to a resolution approved by a majority of the entire board of directors, and (ii) shall be called by the chairman of the board of directors or the Secretary of the corporation upon the written request or requests of one or more persons that (a) Own (as such term is defined in the Bylaws of the corporation, as amended from time to time) shares representing at least 25% of the voting power of all outstanding shares of Class A Common Stock of the corporation that are entitled to vote on the matter or matters to be brought before the proposed special meeting at the time a request is delivered, and (b) comply with such other requirements and procedures for requesting a special meeting of stockholders as may be set forth in the Bylaws of the corporation and amended from time to time. Except as otherwise required by law, and subject to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may not be called by any other person or persons. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article THIRTEENTH.

II.	Proposed Amendments to the Amended and Restated Bylaws

ARTICLE	IX

SHAREHOLDER	ACTION

Section 9.1    Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation (i) may be called ~~only~~ by the board of directors pursuant to a resolution approved by a majority of the entire board of directors, and (ii) shall be called by the chairman of the board of directors or the secretary of the Corporation upon the written request or requests of one or more persons that (a) Own (as defined in these Bylaws) shares representing at least 25% of the voting power of all outstanding shares of Class A Common Stock of the corporation that are entitled to vote on the matter or matters to be brought before the proposed special meeting (hereinafter, the “Requisite Percent”) at the time a request is delivered, and (b) comply with the other requirements and procedures set forth in these Bylaws. Except as otherwise required by law, and subject to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation may not be called by any other person or persons.

A-1	Marriott International, Inc.

Exhibit B

Exhibit B

Additional Special Meeting Bylaw Amendments

If the Company’s Special Meeting Proposal is approved by the stockholders and the Certificate is filed with the Secretary of State of the State of Delaware, the Board expects to further amend the Bylaws to specify the procedures for stockholder-requested special meetings, by adding the language substantially in the form set forth below.

ARTICLE	X

PROCEDURES	FOR SHAREHOLDER-REQUESTED SPECIAL MEETINGS

Section 10.1    For purposes of satisfying the Requisite Percent under Article IX of these Bylaws, a person is deemed to “Own” only those shares of Class A Common Stock of the corporation that are “Owned” as defined in Section 3.14.2(c) of Article III of these Bylaws, other than shares that are “Owned” under Section 3.14.2(c)(iii).

Section 10.2    In order for a special meeting requested by the shareholders to be called by the chairman of the board of directors or the secretary, one or more written requests for a special meeting signed by shareholders (or their duly authorized agents) who Own or who are acting on behalf of persons who Own, as of the time the request or requests are delivered to the Secretary, at least the Requisite Percent (the “Special Meeting Request”), shall be delivered to the secretary. A Special Meeting Request shall (i) state the business (including the identity of nominees for election as a director, if any) proposed to be acted on at the meeting, (ii) bear the date of signature of each such shareholder (or duly authorized agent) submitting the Special Meeting Request, (iii) set forth the name and address of each shareholder submitting the Special Meeting Request, as they appear on the Corporation’s books, (iv) contain (A) the information, representations and agreements required under Sections 2.10(c)(i) through (c)(v) of Article II of these Bylaws with respect to any director nominations or other business proposed to be presented at the special meeting (and references to “business” in Sections 2.10(c)(i) through (c)(v) shall be deemed to also refer to a nomination under this Article X), and as to each shareholder submitting the Special Meeting Request and each other person (including any beneficial owner) on whose behalf the shareholder is acting, other than shareholders or beneficial owners who have provided such request solely in response to any form of public solicitation for such requests, and (B) in the case of any director nominations, the additional information required by Section 3.15 of Article III, (v) include documentary evidence that the requesting shareholders own the Requisite Percent as of the date, in the case of each shareholder requesting the special meeting, that such shareholder’s request was signed; provided, however, that if the requesting shareholders are not the beneficial owners of the shares representing the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence of the number of shares Owned by the beneficial owners on whose behalf the Special Meeting Request is made as of the date, in the case of each shareholder requesting the special meeting, that such shareholder’s request was signed, and (vi) be delivered to the secretary at the principal executive offices of the Corporation, by hand or by certified or registered mail, return receipt requested, within sixty (60) days of the earliest dated of such requests. The Special Meeting Request shall be updated and supplemented within five (5) business days after the record date for the meeting and such information when provided to the Corporation shall be current as of the record date. In addition, the requesting shareholder and each other person (including any beneficial owner) on whose behalf the shareholder is acting, shall provide to the Corporation such additional information as reasonably requested by the Corporation within five (5) business days of such a request.

Section 10.3    After receiving a Special Meeting Request, the board of directors shall determine in good faith whether the shareholders requesting the special meeting have satisfied the requirements for calling a special meeting of shareholders, and the Corporation shall notify the requesting shareholder of the board of directors’ determination about whether the Special Meeting Request is valid. The date, time and place of the special meeting shall be fixed by the board of directors, and the date of the special meeting shall not be more than ninety (90) days after the date on which the board of directors fixes the date of the special meeting. The record date for the special meeting shall be fixed by the board of directors as set forth in Section 6.6 of Article VI of these Bylaws.

Section 10.4    A Special Meeting Request shall not be valid, and the Corporation shall not call a special meeting if (i) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under, or that involves a violation of, applicable law, (ii) an item of business that is the same or substantially similar (as

2018 Proxy Statement	B-1

Exhibit B

determined in good faith by the board of directors) to any item that was presented at a meeting of shareholders occurring within ninety (90) days preceding the earliest date of signature on the Special Meeting Request, (iii) the Special Meeting Request is delivered during the period commencing ninety (90) days prior to the first anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting of shareholders, or (iv) the Special Meeting Request does not comply with the requirements of Article IX or this Article X.

Section 10.5    Any shareholder who submitted a Special Meeting Request may revoke its written request by written revocation delivered to the secretary at the principal executive offices of the Corporation at any time prior to the shareholder-requested special meeting. A Special Meeting Request shall be deemed revoked (and any meeting scheduled in response may be cancelled) if the shareholders submitting the Special Meeting Request, and any beneficial owners on whose behalf they are acting (as applicable), do not continue to Own at least the Requisite Percent at all times between the date the Special Meeting Request is received by the Corporation and the date of the applicable shareholder-requested special meeting, and the requesting shareholder shall promptly notify the secretary of any decrease in ownership of shares of stock of the Corporation that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written requests from the Requisite Percent, the board of directors shall have the discretion to determine whether or not to proceed with the special meeting.

Section 10.6    Business transacted at a shareholder-requested special meeting shall be limited to (i) the business stated in the valid Special Meeting Request received from the Requisite Percent, and (ii) any additional business that the board of directors determines to include in the Corporation’s notice of meeting (or any supplement thereto). If none of the shareholders who submitted the Special Meeting Request (or a qualified representative thereof, as defined in Section 2.10(e) of Article II of these Bylaws) appears at the special meeting to present the matter or matters to be brought before the special meeting that were specified in the Special Meeting Request, the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. The board of directors may postpone, reschedule or cancel any special meeting of shareholders previously scheduled pursuant to this Article X.

B-2	Marriott International, Inc.

2018 ANNUAL MEETING INFORMATION

Time and Location. The 2018 annual meeting of stockholders will begin at 11:00 a.m. on Friday, May 4, 2018 at the JW Marriott Hotel at 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

Parking. Due to anticipated needs of other hotel guests on May 4, 2018, we expect that minimal parking will be available to stockholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation. As parking is limited in the general area, we recommend that stockholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging. A local Marriott hotel will offer a “Stockholder Annual Meeting” rate for Thursday, May 3, 2018, the night before the meeting. To receive this rate, call the number shown below and ask for the stockholder annual meeting rate for May 3, 2018. Please note that a limited number of rooms are offered at this rate and you must call by Saturday, April 21, 2018. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$369 single/double

1331 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

202-393-2000

Near Metro Center Metro Station

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, AND 4, AND “AGAINST” PROPOSALS 5, 6, AND 7 AND IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2017. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and Arne M. Sorenson, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 4, 2018 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Marriott Retirement Savings Plan or the Starwood Savings and Retirement Plan, the undersigned hereby direct(s) the trustees of the respective plans to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the plan(s) in accordance with the instructions given herein. The trustee will vote shares for which it does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, May 1, 2018, in the same proportion that it votes the shares for which it received timely instructions from other participants in the plans.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲    FOLD AND DETACH HERE     ▲

You can now access your MARRIOTT INTERNATIONAL, INC. account online.

Access your MARRIOTT INTERNATIONAL, INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer Agent for MARRIOTT INTERNATIONAL, INC., now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.computershare.com/investor

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.computershare.com/investor

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:        1-800-311-4816

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

ITEM 1– ELECTION OF 14 DIRECTORS

(The Board of Directors recommends a vote FOR each of these nominees)

01 J.W. Marriott, Jr.	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	11 Steven S Reinemund	FOR	AGAINST	ABSTAIN
	☐	☐	☐	06 Eric Hippeau	☐	☐	☐		☐	☐	☐

02 Mary K. Bush	FOR	AGAINST	ABSTAIN	07 Lawrence W. Kellner	FOR	AGAINST	ABSTAIN	12 W. Mitt Romney	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

03 Bruce W. Duncan	FOR	AGAINST	ABSTAIN	08 Debra L. Lee	FOR	AGAINST	ABSTAIN	13 Susan C. Schwab	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

04 Deborah M. Harrison	FOR	AGAINST	ABSTAIN	09 Aylwin B. Lewis	FOR	AGAINST	ABSTAIN	14 Arne M. Sorenson	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

05 Frederick A. Henderson	FOR	AGAINST	ABSTAIN	10 George Muñoz	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐

ITEM 2 –	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 2)	☐	☐	☐

ITEM 3 –	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 3)	☐	☐	☐

ITEM 4 –	AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO PROVIDE HOLDERS OF 25% OF COMPANY STOCK THE RIGHT TO CALL SPECIAL MEETINGS

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 4)	☐	☐	☐

ITEM 5 –	STOCKHOLDER RESOLUTION TO ALLOW HOLDERS OF 15% OF COMPANY STOCK TO CALL SPECIAL MEETINGS IF PROPERLY PRESENTED AT THE MEETING

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote AGAINST Item 5)	☐	☐	☐

ITEM 6 –	STOCKHOLDER RESOLUTION TO IMPLEMENT A SIMPLE MAJORITY VOTING STANDARD IN THE COMPANY’S GOVERNANCE DOCUMENTS IF PROPERLY PRESENTED AT THE MEETING

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote AGAINST Item 6)	☐	☐	☐

ITEM 7 –	STOCKHOLDER RESOLUTION TO PROVIDE A REPORT ON PAY EQUITY BASED ON GENDER, RACE AND ETHNICITY IF PROPERLY PRESENTED AT THE MEETING

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote AGAINST Item 7)	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲    FOLD AND DETACH HERE     ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, May 3, 2018 the day before the meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.envisionreports.com/Mar

Use the Internet to vote. Have this card in hand when you access the website.

OR

TELEPHONE

1-800-652-VOTE (8683)

Use any touch-tone telephone to vote. Have this card in hand when you call.

If you vote by Internet or telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet and telephone vote authorizes the named proxies to vote your shares in the same manner as if you mark, signed and returned your proxy card.